                                               FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-90302
PROSPECTUS

                                 $225,000,000

[LOGO] Entravision (large)

                    Entravision Communications Corporation

                                Exchange Offer
                                      for
                   8 1/8% Senior Subordinated Notes due 2009

   We hereby offer to exchange $225,000,000 aggregate principal amount of our 8 1/8% Senior Subordinated Notes due 2009, which have been registered under the Securities Act, for $225,000,000 aggregate principal amount of our outstanding 8 1/8% Senior Subordinated Notes due 2009.

   The Exchange Offer will expire at 5:00 p.m., New York City time, on August 12, 2002 (the 20/th/ business day following the date of mailing of this prospectus), unless we extend the Exchange Offer, in our sole and absolute discretion.

   There is no existing public market for our outstanding 8 1/8% Senior Subordinated Notes due 2009 or the registered 8 1/8% Senior Subordinated Notes due 2009. We do not intend to list the registered 8 1/8% Senior Subordinated Notes due 2009 on any securities exchange or seek approval for quotation through any automated trading system.

    See "Risk Factors" beginning on page 15 for a discussion of information that you should consider prior to tendering your outstanding old notes for exchange.

   NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 July 12, 2002

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                          FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements, including statements concerning our expectations of future revenue, expenses, the outcome of our growth and acquisition strategy and the projected growth of the Hispanic population in the U.S. Forward-looking statements often include words or phrases such as "will likely result," "expect," "will continue," "anticipate," "may," "estimate," "intend," "plan," "project," "outlook," "seek" or similar expressions. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors which could cause actual results to differ from expectations include those discussed under the heading "Risk Factors" below. Our results of operations may be adversely affected by one or more of these factors. These factors do not include all factors which might affect our business and financial condition. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

   Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking statement.

                               -----------------

                                  MARKET DATA

   Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and/or completeness.

                               -----------------

   You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                      i

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                                    SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It does not contain all the information you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully including, in particular, "Risk Factors" and the financial statements and related notes incorporated herein by reference. Unless otherwise noted, the terms "Entravision," "we," "our" and "us" refer to Entravision Communications Corporation and our subsidiaries. Unless specified, all financial information in this prospectus is information regarding us and our consolidated subsidiaries.

                                  THE COMPANY

   We are a diversified Spanish-language media company with a unique portfolio of television, radio, outdoor advertising and publishing assets, reaching approximately 80% of all Hispanics in the U.S.

  . Television. We own and/or operate 38 primary television stations in growing Hispanic markets that are located primarily in the southwestern U.S., including the U.S./Mexican border markets. We are the largest Univision Communications Inc. ("Univision")-affiliated television group, owning Univision-affiliated stations in 21 of the top 50 Hispanic markets in the U.S.

  . Radio. We own and/or operate 56 radio stations in 25 markets, 54 of which are located in the top 50 Hispanic markets in the U.S.

  . Outdoor Advertising. We own and operate approximately 11,200 advertising faces located primarily in high-density Hispanic communities in Los Angeles and New York.

  . Publishing. We own El Diario/la Prensa, the oldest major Spanish-language daily newspaper in the U.S.

   For the three month period ended March 31, 2002, we generated total broadcast cash flow of $12.2 million, of which 64%, 33%, 1% and 2% was generated from our television, radio, outdoor advertising and publishing divisions, respectively. For the year ended December 31, 2001, we generated total broadcast cash flow of $66.1 million, of which 53%, 34%, 10% and 3% was generated from our television, radio, outdoor advertising and publishing divisions, respectively.

   Our strategy is to continue to improve the revenue growth of and cash flow from our media properties by strengthening our position in existing markets and expanding into new markets with significant Hispanic populations. We believe that the favorable demographics of the Hispanic population in the U.S. and the rapid increase in advertising targeting Hispanics provide significant opportunities for growth. In addition, we believe that we have a competitive advantage due to our strategic relationship with Univision and our ability to realize synergies by owning television and radio stations in the same market.

   As a result of the successful ongoing implementation of our strategy, we have achieved impressive growth:

  . From 1999 to 2001, net revenue grew at a compound annual rate of 88.2% from $59 million to $208.9 million.

  . From 1999 to 2001, broadcast cash flow grew at a compound annual rate of 69.7% from $22.9 million to $66.1 million.

  . From 1999 to 2001, EBITDA grew at a compound annual rate of 71.6% from $17.1 million to $50.4 million.

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                        THE HISPANIC MARKET OPPORTUNITY

   Our media assets target the most densely-populated and fastest-growing Hispanic markets in the U.S. We operate media properties in 12 of the 15 highest-density Hispanic markets in the U.S. In addition, among the top 25 Hispanic markets in the U.S., we operate media properties in 12 of the 15 fastest growing markets. We believe that targeting the Hispanic market will translate into strong growth for the foreseeable future for the following reasons:

  . The overall Hispanic population is growing at approximately seven times the rate of the non-Hispanic population in the U.S.

  . Approximately 68% of all Hispanics in the U.S. speak Spanish at home. This percentage is expected to remain relatively constant through 2020.

  . Buying power of the Hispanic population in the U.S. is expected to increase significantly, rising from total consumer expenditures of approximately $444 billion in 2000 to an estimate in excess of $1 trillion by 2010.

  . We believe that the demographic profile of the Hispanic audience makes it attractive to advertisers and that the larger size and younger age of Hispanic households lead Hispanics to spend more per household on many categories of goods and services.

  . Nearly $2.2 billion of total advertising expenditures in the U.S. were placed in Spanish-language media in 2001, of which approximately 84% was placed in Spanish-language television and radio advertising.

                               BUSINESS STRATEGY

   We seek to increase our advertising revenue through the following strategies:

  . Continue to Capitalize on Univision's Premier Programming. We are the largest Univision-affiliated television group for Univision's primary network, as well as its second network, Telefutura, which was launched in January 2002. Univision's primary network is the most-watched television network (English- or Spanish-language) among Hispanic households, capturing approximately a 78% market share of the U.S. Spanish-language prime time audience as of March 2002. Univision makes its networks' Spanish-language programming available to our television stations 24 hours a day, including a prime time schedule on its primary network of substantially all first-run programming throughout the year. Univision owns approximately 31% of our common stock and is a key source of our programming through network affiliation agreements with its primary network expiring in 2021.

  . Benefit from Favorable Rating Trends. During 2001, we substantially increased our audience share in key markets for both television and radio. In the latest February 2002 sweeps, we were rated the #1 Spanish-language television station in all of our subscriber markets and, in five of those markets, we were rated the #1 station (English- or Spanish-language) during prime time among viewers 18-34 years of age, beating all English-language networks, including ABC, NBC, CBS and Fox. We continue to benefit from strong ratings in our television group, which has driven our above-average industry revenue growth rates. During the past twelve months, we implemented substantial improvements to our radio group including station upgrades, music reformatting and key management hires.
     We have been successful in improving our radio operations as achieved in the latest Winter 2002 Arbitron book where the shares of our radio group (for all our subscriber stations) increased 35% from Winter of 2001. Our recent increases in ratings lead us to believe that our radio stations are now positioned to generate significant revenue and cash flow going forward.

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  .  Capture Internal Growth Opportunities.  We believe that we have many opportunities to increase the revenue and cash flow of our media properties. First, as our developmental radio and television properties mature, we expect significant increases in our operating margins from those properties. With strong management expertise and an efficient cost infrastructure in place, these stations have the ability to grow revenue while controlling costs. Secondly, the 2000 Census data showed that more Hispanics reside in many of our markets than previously estimated. As a result, we expect corresponding ratings increases that could translate into increased revenue. Lastly, a narrowing of the pricing disparity between English-language and Spanish-language advertising rates provides us with an additional opportunity to grow our revenue. We believe that advertisers will spend more dollars on Spanish-language advertising due to improved research that more accurately accounts for the Spanish-language audience and an increased awareness of the buying power of the Hispanic consumer.

  . Increase In Market Cross-Selling and Cross-Promotion. Our uniquely diversified asset portfolio provides us with a competitive advantage. We are one of the only Hispanic media companies that has the ability to provide advertisers with attractive media packages which combine television, radio, outdoor advertising and publishing in targeting the Hispanic consumer. In addition, by leveraging our assets in the same market, we create revenue synergies from cross-promotion and cost synergies from sharing cost infrastructures. In 2001, we began the process of combining our television and radio operations to create synergies and achieve cost savings and are continuing that process in 2002. Currently, we operate some combination of television, radio, outdoor advertising and publishing in 13 markets.

  . Successfully Execute Our Business Plan Through Our Strong Management Expertise. We believe that we have one of the most experienced management teams in the industry. We are led by our co-founder, Chairman and Chief Executive Officer, Walter Ulloa, our co-founder, President and Chief Operating Officer, Philip Wilkinson, and our Executive Vice President and Chief Financial Officer, Jeanette Tully. Messrs. Ulloa and Wilkinson and Ms. Tully, and our strong management team, have an average of more than 20 years of media experience and together own approximately 24% of our common stock.

  . Target Other Attractive Hispanic Markets and Fill-In Acquisitions. We believe that our knowledge of, and experience with, the Hispanic marketplace will enable us to continue to focus on acquisitions in the television and radio markets. We believe that our management expertise allows us to turn developmental properties into leading media assets within their market in a relatively short period of time. For example, during the middle of 2001, we launched a television station in each of Santa Barbara, California and Midland-Odessa, Texas, both of which represented new markets for us. Since their launch, both stations have been ranked #1 in prime time among viewers 18-34 years of age, beating all English-language networks including ABC, NBC, CBS and Fox.

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                        RECENT SIGNIFICANT DEVELOPMENTS

  . Launch of Univision's Telefutura Network. On January 14, 2002, we launched Univision's Telefutura network in 12 markets where we currently operate Univision-affiliated television stations, thereby creating duopolies in those markets. Telefutura is a 24 hour general interest Spanish-language broadcast network that offers Hispanics a new choice in Spanish-language entertainment. We believe that by counter-programming traditional Spanish-language broadcast networks, Telefutura will appeal to Hispanics who currently watch English-language programming, thereby expanding the Spanish television viewing audience. In addition, the ability to leverage our existing Univision-affiliated television stations in the same markets has allowed us to launch Telefutura with minimal incremental costs.

  . Conversion of $37.5 Million Note Payable into Common Stock. In February 2002, we retired a $37.5 million note held by Berlwood Two, Ltd., as assignee, with approximately 3.6 million shares of our Class A common stock.

  . Acquisition of KXPK-FM, Denver, Colorado. On May 1, 2002, we acquired certain of the assets of KXPK-FM in Denver, Colorado for approximately $47.5 million in cash, plus acquisition costs. Currently, we own two FM radio stations and one AM radio station, as well as the Univision- and Telefutura-affiliated television stations, serving Denver.

                               -----------------

                       PENDING SIGNIFICANT TRANSACTIONS

  . Acquisition of KTCY-FM, Dallas, Texas. On June 5, 2002, we entered into a definitive agreement to acquire substantially all of the assets of KTCY-FM in Dallas, Texas, for approximately $35 million in cash. Concurrently with the execution of this agreement, we began operating this station under a time brokerage agreement.

                               -----------------

                  Our corporate headquarters are located at:

                    Entravision Communications Corporation
                            2425 Olympic Boulevard
                                Suite 6000 West
                        Santa Monica, California 90404
                                (310) 447-3870

   We operate a number of websites, including www.entravision.com. The information contained on our websites is not a part of this prospectus.

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                              THE EXCHANGE OFFER

Background of the
  Outstanding Notes.........  On March 18, 2002, we issued $225 million aggregate principal amount of our 8 1/8% Senior Subordinated Notes due 2009 (the "Outstanding Notes") to UBS Warburg LLC, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fleet Securities, Inc., Scotia Capital (USA) Inc., BNY Capital Markets, Inc. and TD Securities (USA) Inc. (collectively, the "Initial Purchasers") in transactions not registered under the Securities Act in reliance on exemptions from registration under the Securities Act. The Initial Purchasers then sold the Outstanding Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act ("Rule 144A") and outside the U.S. to persons in reliance on Regulation S under the Securities Act ("Regulation S"). Because they have been sold in reliance on exemptions from registration, the Outstanding Notes are subject to transfer restrictions. In connection with the issuance of the Outstanding Notes, we entered into an Exchange and Registration Rights Agreement (the "Registration Rights Agreement") with the Initial Purchasers in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the Exchange Offer or to file and cause to become effective a registration statement covering the resale of the Outstanding Notes.

The Exchange Offer..........  We are offering to issue up to $225 million aggregate principal amount of new 8 1/8% Senior Subordinated Notes due 2009 (the "Exchange Notes") in exchange for an identical aggregate principal amount of Outstanding Notes (the "Exchange Offer"). Outstanding Notes may be exchanged only in $1,000 increments. The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act. Because we have registered the Exchange Notes, the Exchange Notes will not be subject to transfer restrictions.

Resale of Exchange Notes....  We will issue the Exchange Notes promptly after the expiration of the Exchange Offer. We believe that you may offer, sell or otherwise transfer the Exchange Notes you receive in the Exchange Offer without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                              . you acquire the Exchange Notes you receive in the Exchange Offer in the ordinary course of your business;

                              . you are not engaging in and do not intend to engage in a distribution of the Exchange Notes;

                              . you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued to you in the Exchange Offer; and

                              . you are not an "affiliate" of ours, as that term is defined in Rule 405 under the Securities Act.

                              Our belief is based upon interpretations by the staff of the Commission's Division of Corporation Finance (the "Staff"), as set forth in no-action letters to third parties unrelated to us. The Staff has not considered the Exchange Offer in the context of a no-action letter and we cannot assure you that the Staff would make a similar determination with respect to the Exchange Offer. If you do not meet the conditions described above, you may incur liability under the Securities Act if you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

                              Each broker-dealer issued Exchange Notes in the Exchange Offer for its own account in exchange for Outstanding Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes issued in the Exchange Offer. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued to it in the Exchange Offer. See "Plan of Distribution."

Expiration Date.............  5:00 p.m., New York City time, on August 12,
                              2002, unless we extend the Exchange Offer (the "Expiration Date"). It is possible that we will extend the Exchange Offer until all Outstanding Notes are tendered. You may withdraw Outstanding Notes you tendered at any time before 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Withdrawal Rights...........  You may withdraw Outstanding Notes you tendered by furnishing a notice of withdrawal to the Exchange Agent or by complying with the applicable procedures of The Depository Trust Company's ("DTC") Automated Tender Offer Program ("ATOP") system at any time before 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

Accrued Interest on the
  Exchange Notes and the
  Outstanding Notes.........  The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Outstanding Notes or, if no interest has been paid on the Outstanding Notes, from March 18, 2002.

Conditions to the Exchange
  Offer.....................  The Exchange Offer is subject only to the following conditions:

                              . it does not violate applicable law or any applicable interpretation of the staff of the Commission;

                              .  no action or proceeding shall have been
                                 instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the Exchange Offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

                              . all governmental approvals shall have been obtained, which we deem necessary for the consummation of the Exchange Offer.

Representations and
  Warranties................  By participating in the Exchange Offer, you represent to us that, among other things:

                              . any Exchange Notes to be received will be acquired in the ordinary course of business;

                              . you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

                              . if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of Exchange Notes;

                              . if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such Exchange Notes; and

                              . you have full power and authority to transfer the Outstanding Notes in exchange for the Exchange Notes, and that we will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.

Procedures for Tendering
  Outstanding Notes Held in
  the Form of Book-Entry
  Interests.................  The Outstanding Notes were issued as global securities in fully registered form without coupons. Beneficial interests in the Outstanding Notes that are held by direct or indirect participants in DTC are shown on, and transfers of the Outstanding Notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

                              If you are a holder of an Outstanding Note held in the form of a book-entry interest and you wish to tender your Outstanding Note for exchange pursuant to the Exchange Offer, you must send the Exchange Agent either:

                              . a properly completed and validly executed letter of transmittal ("Letter of Transmittal"); or

                              . a computer-generated message transmitted by means of DTC's ATOP system that, when received by the Exchange Agent, will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the Letter of Transmittal.

                              The Exchange Agent must also receive prior to the expiration of the Exchange Offer either:

                              . a timely confirmation of book-entry transfer of your Outstanding Notes into the Exchange Agent's account at DTC; or

                              . the documents necessary for compliance with the guaranteed delivery procedures described below.

                              For more information, see "The Exchange
                              Offer--Procedures for Tendering."

Procedures for Tendering
  Certificated Outstanding
  Notes.....................  If you are a holder of book-entry interests in the Outstanding Notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes that are in equal principal amounts to your book-entry interests. See "Description of the 8 1/8% Senior Subordinated Notes due 2009--Book-Entry, Delivery and Form." No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated Outstanding Notes before the expiration of the Exchange Offer, you must tender your certificated Outstanding Notes in accordance with the procedures described in this prospectus. See "The Exchange Offer--Outstanding Notes Held in Certificated Form."

Tenders by Beneficial Owners  If you are a beneficial owner whose Outstanding
                              Notes are registered in the name of a broker, dealer, commercial bank, trust or other nominee and wish to tender those Outstanding Notes in the Exchange Offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with the instructions in this prospectus.

Guaranteed Delivery
  Procedures................  If you are unable to comply with the procedures for tendering, you may tender your Outstanding Notes according to the guaranteed delivery procedures described in this prospectus. See "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of Outstanding
  Notes and Delivery of
  Exchange Notes............  If the conditions described under the heading
                              "The Exchange Offer--Conditions" are satisfied, we will accept for exchange any and all Outstanding Notes that are properly tendered before the Expiration Date. If we close the Exchange Offer, the Exchange Notes will be delivered promptly following the Expiration Date. Otherwise, we will promptly return any Outstanding Notes tendered.

Federal Income Tax
  Considerations............  See "Certain U.S. Federal Income Tax
                              Considerations" for a discussion of U.S. federal income tax considerations you should consider before tendering Outstanding Notes in the Exchange Offer.

Consequences of Failure
  to Exchange...............  If you do not participate in the Exchange Offer, upon completion of the Exchange Offer, the liquidity of the market for your Outstanding Notes could be adversely affected. See "The Exchange Offer--Participation in the Exchange Offer; Untendered Notes."

Exchange Agent..............  Union Bank of California, N.A. is serving as
                              Exchange Agent for the Exchange Offer. The address of the Exchange Agent is listed under the heading "The Exchange Offer--Exchange Agent."

                              THE EXCHANGE NOTES

   The form and terms of the Exchange Notes to be issued in the Exchange Offer are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The Exchange Notes issued in the Exchange Offer will evidence the same debt as the Outstanding Notes, and both the Outstanding Notes and the Exchange Notes are governed by the same Indenture.

Issuer......................  Entravision Communications Corporation.

Securities Offered..........  $225 million aggregate principal amount of 8 1/8%
                              Senior Subordinated Notes due 2009.

Maturity....................  March 15, 2009.

Interest....................  The Exchange Notes will bear interest at the rate of 8 1/8% per year, payable semi-annually, in arrears, on March 15 and September 15 of each year, commencing on September 15, 2002.

Guarantees..................  The Exchange Notes will be unconditionally guaranteed on a senior subordinated basis by each of our existing and future domestic Restricted Subsidiaries, other than our special purpose license subsidiaries.

Ranking.....................  The Exchange Notes and the related guarantees are general unsecured senior subordinated
                              obligations. Accordingly, they will rank:

                              . behind all of our and our guarantors' future senior debt;

                              . equally with all of our and our guarantors' future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the Exchange Notes; and

                              . ahead of any of our and our guarantors' future debt that expressly provides that it is subordinated to the Exchange Notes.

                              Upon completion of this offering, the Exchange Notes and the guarantees will be subordinated to approximately $35 million of senior debt. None of our debt having an equal ranking with the Exchange Notes and the related guarantees, or which is subordinate to the Exchange Notes and the related guarantees, is outstanding as of the date of this prospectus.

Optional Redemption.........  On or after March 15, 2006, we may redeem some or all of the Exchange Notes at any time at the redemption prices listed under the heading "Description of the 8 1/8% Senior Subordinated Notes due 2009--Optional Redemption."

                              Prior to March 15, 2005, we may redeem up to 35% of the Exchange Notes with the proceeds of qualified equity offerings at the redemption price listed under the heading "Description of the 8 1/8% Senior Subordinated Notes due 2009--Optional Redemption."

Mandatory Offer to Repurchase If we sell certain assets or experience specific types of changes in control, we must offer to repurchase the Exchange Notes at the prices listed under the heading "Description of the 8 1/8% Senior Subordinated Notes due 2009--Repurchase at the Option of Holders."

Certain Covenants...........  The Indenture governing the Exchange Notes will, among other things, limit our ability and the ability of our subsidiaries to:

                              .  incur or guarantee additional indebtedness;

                              . pay dividends or distributions on, or redeem or repurchase, capital stock;

                              .  make investments;

                              .  issue or sell capital stock of subsidiaries;

                              .  engage in transactions with affiliates;

                              .  incur liens;

                              .  transfer or sell assets; and

                              .  consolidate, merge or transfer all or
                                 substantially all of our assets.

                              For more information, see "Description of the 8 1/8% Senior Subordinated Notes due 2009."

Use of Proceeds.............  We will not receive any proceeds upon the completion of the Exchange Offer. See "Use of Proceeds."

Exchange Offer;
  Registration Rights.......  On March 12, 2002, we and our subsidiary guarantors entered into a Registration Rights Agreement with the Initial Purchasers pursuant to which we have agreed to use our reasonable best efforts to:

                              . file a registration statement within 90 days after the issue date of the Outstanding Notes enabling the holders of the Outstanding Notes to exchange the Outstanding Notes for registered notes with identical terms;

                              . cause the registration statement to become effective within 150 days after the issue date of the Outstanding Notes;

                              .  consummate the Exchange Offer within 30
                                 business days after the effective date of the registration statement for the Exchange Notes; and

                              . file a shelf registration for the resale of the Outstanding Notes if we cannot effect an Exchange Offer and in certain other circumstances.

                              If we do not comply with certain of our
                              obligations under the Registration Rights
                              Agreement, we have agreed to pay Liquidated
                              Damages. See "Description of the 8 1/8% Senior Subordinated Notes due 2009--Registration Rights; Liquidated Damages."

Absence of Established
  Market for the Notes......  We do not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The Initial Purchasers have advised us that they intend to make a market for the Exchange Notes, but they are not obligated to do so. The Initial Purchasers may discontinue any market making in the Exchange Notes or any new notes issued in exchange for the Outstanding Notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the Outstanding Notes or any Exchange Notes issued in exchange for the Outstanding Notes.

                                 RISK FACTORS

   This investment involves risks. Before you invest in the Notes, you should carefully consider the matters set forth under the heading "Risk Factors" and all other information contained in this prospectus.

                       SUMMARY HISTORICAL FINANCIAL DATA

   The following table contains summary historical financial data derived from our audited financial statements for each of the fiscal years for the three year period ended December 31, 2001 and the unaudited financial statements for the three month periods ended March 31, 2002 and 2001. The summary financial data set forth in the following table should be read in conjunction with our audited financial statements and the related notes incorporated herein by reference.

                                                                                                Three Month
                                                                                               Period Ended
                                                               Year Ended December 31,           March 31,
                                                           -------------------------------  ------------------
                                                             2001        2000       1999      2002      2001
                                                           --------  -----------  --------  --------  --------
                                                                          (dollars in thousands)
Statement of Operations Data:
   Net revenue:
      Television.......................................... $ 91,902  $    82,417  $ 56,846  $ 24,021  $ 19,829
      Radio...............................................   65,479       43,338     2,153    14,788    12,976
      Outdoor and publishing..............................   51,527       28,266        --    10,319    11,149
                                                           --------  -----------  --------  --------  --------
   Total net revenue......................................  208,908      154,021    58,999    49,128    43,954

   Operating, selling, general and administrative
     expenses (excluding non-cash stock-based
     compensation)........................................  142,832       97,587    36,052    36,905    33,132
   Corporate expenses.....................................   15,636       12,741     5,809     3,715     3,540
   Non-cash stock-based compensation(1)...................    3,243        5,822    29,143       981       959
   Depreciation and amortization..........................  120,017       69,238    15,982     6,616    30,587
                                                           --------  -----------  --------  --------  --------
      Operating income (loss).............................  (72,820)     (31,367)  (27,987)      911   (24,264)

   Interest expense, net..................................  (20,978)     (23,916)   (9,591)   (6,597)   (6,164)
   Non-cash interest expense relating to related-party
     beneficial conversion options(2).....................       --      (39,677)   (2,500)       --        --
   Other income...........................................    4,977           --        --        --        --
   Income tax benefit.....................................   22,999        2,934       121     1,100    10,881
   Equity in net income (loss) of nonconsolidated
     affiliates...........................................       27         (214)       --       (18)       --
                                                           --------  -----------  --------  --------  --------
      Net loss before cumulative effect of a change in
        accounting principle..............................  (65,795)     (92,240)  (39,957)   (4,604)  (19,547)
   Cumulative effect of a change in accounting
     principle, net of taxes of $13,420(3)................       --           --        --   (46,171)       --
                                                           --------  -----------  --------  --------  --------
      Net loss............................................  (65,795)     (92,240)  (39,957)  (50,775)  (19,547)
   Accretion of preferred stock redemption value..........   10,117        2,449        --     2,449     1,421
                                                           --------  -----------  --------  --------  --------
   Net loss applicable to common stock.................... $(75,912) $   (94,689) $(39,957) $(53,224) $(20,968)
                                                           ========  ===========  ========  ========  ========
   Net loss per share, basic and diluted.................. $  (0.66) $     (0.27)           $  (0.45) $  (0.18)
                                                           ========  ===========            ========  ========
   Proforma net loss applicable to common stock(4)........           $   (88,785) $(37,579)
                                                                     ===========  ========
   Proforma net loss per share, basic and diluted(4)......           $     (1.34) $  (1.16)
                                                                     ===========  ========

Other Financial Data:
   Broadcast cash flow(5)................................. $ 66,076  $    56,434  $ 22,947  $ 12,223  $ 10,822
   EBITDA(5)..............................................   50,440       43,693    17,138     8,508     7,282
   Cash interest expense..................................   20,946       29,526     9,690     3,947     6,498
   Capital expenditures...................................   28,941       23,675    12,825     5,904     8,274
   Cash flows from (used in) operating activities.........   11,998       10,608     6,128     9,586    (1,228)
   Cash flows used in investing activities................  (63,733)  (1,002,300)  (59,063)  (31,003)  (30,378)
   Cash flows from financing activities...................    1,524    1,058,559    51,631    21,669     1,066

                                                  As of December 31,          As of March 31,
                                            ------------------------------ ---------------------
                                               2001       2000      1999      2002       2001
                                            ---------- ---------- -------- ---------- ----------
                                                           (dollars in thousands)
Balance Sheet Data:
   Cash and cash equivalents............... $   19,013 $   69,224 $  2,357 $   19,265 $  138,684
   Intangible assets, including goodwill...  1,268,351  1,255,386  152,387  1,232,940  1,251,731
   Total assets............................  1,535,517  1,560,493  205,017  1,497,645  1,515,915
   Total long-term debt, including current
     portion...............................    252,769    254,947  167,306    241,213    255,023
   Total stockholders' equity..............    987,395  1,055,377   28,011    977,877  1,036,551

--------
(1) Non-cash stock-based compensation consists primarily of compensation expense relating to stock awards granted to our employees and consultants and vesting of the intrinsic value of unvested options exchanged in our acquisition of Z-Spanish Media Corporation in 2000.

(2) Represents non-cash interest expense charges related to the estimated intrinsic value of the conversion options contained in our convertible subordinated note to Univision.

(3) The cumulative effect of a change in accounting principles relates to our adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". See "Selected Historical Financial Data" for information regarding the effects of our adoption of SFAS No. 142.

(4) Pro forma net loss applicable to common stock and pro forma basic and diluted loss per share give effect to our conversion from a limited liability company to a corporation for federal and state income tax purposes and assume that we were subject to corporate income taxes at an effective combined federal and state income tax rate of 40% before the effect of amortization of non-tax deductible goodwill, non-cash stock-based compensation and non-cash interest expense for each period presented.

(5) Broadcast cash flow means net revenue less operating, selling, general and administrative expenses. EBITDA means broadcast cash flow less corporate expenses. Although broadcast cash flow and EBITDA are not measures of performance as determined in accordance with accounting principles generally accepted in the U.S., we believe that they are comparable to the data provided by other companies in the broadcast industry, and are useful to an investor as a measure of performance and comparison in our industry. However, broadcast cash flow and EBITDA should not be construed as an alternative to operating income as an indicator of operating performance or to cash flows from operating activities (as determined in accordance with accounting principles generally accepted in the U.S.) as a measure of liquidity. Moreover, the way in which we calculate broadcast cash flow and EBITDA may differ from that of companies reporting similarly named measures.

                                 RISK FACTORS

   Investing in our securities involves a significant degree of risk. You should carefully consider the following risk factors and all the other information contained in this prospectus or incorporated by reference before investing in our securities. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer, in which case the trading price of our securities may decline.

   References in the following section to the "Notes" refer to both the Outstanding Notes and the Exchange Notes, unless specifically stated otherwise.

Risks Related To Our Business

  We have a history of losses that if continued into the future could adversely affect the market price of our securities and our ability to raise capital.

   We had net losses of approximately $19.5 million and $50.8 million for the three month periods ended March 31, 2001 and 2002, respectively, and approximately $40 million, $92.2 million and $65.8 million for the years ended December 31, 1999, 2000 and 2001, respectively. In addition, we had pro forma net losses of $37.6 million and $86.3 million for the years ended December 31, 1999 and 2000, respectively, and net losses applicable to common stock of $21 million and $53.2 million for the three month periods ended March 31, 2001 and 2002, respectively, and approximately $94.7 million and $75.9 million for the years ended December 31, 2000 and 2001, respectively. We believe that losses may continue while we pursue our acquisition strategy. If we cannot generate profits in the future, it could adversely affect the market price of our securities, which in turn could adversely affect our ability to raise additional equity capital or to incur additional debt.

  Cancellations or reductions of advertising could adversely affect our results of operations.

   In the competitive broadcasting industry, the success of each of our television and radio stations is primarily dependent upon its share of the overall advertising revenue within its market. Although we believe that each of our stations can compete effectively in its broadcast area, we cannot be sure that any of our stations can maintain or increase its current audience ratings or market share, or that advertisers will not decrease the amount they spend on advertising.

   Shifts in population, demographics, audience tastes and other factors beyond our control could cause us to lose market share. Our stations also compete for audiences and advertising revenue directly with other television and radio stations, and some of the owners of those competing stations have greater resources than we do. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue.

   Additionally, we believe that advertising is a discretionary business expense, meaning that spending on advertising may decline during an economic recession or downturn. Consequently, a recession or downturn in the U.S. economy or the economy of an individual geographic market in which we own or operate stations could adversely affect our advertising revenue and, therefore, our results of operations.

   We do not obtain long-term commitments from our advertisers, and advertisers may cancel, reduce or postpone orders without penalty. Cancellations, reductions or delays in purchases of advertising could adversely affect our revenue, especially if we are unable to replace such purchases. Our expense levels are based, in part, on expected future revenue and are relatively fixed once set. Therefore, unforeseen fluctuations in advertising sales could adversely impact our operating results.

  Our growth depends on successfully executing our acquisition strategy.

   One of our strategies is to supplement our internal growth by acquiring media properties that complement or augment our existing markets. This growth has placed, and may continue to place, significant demands on our management, working capital and financial resources. We may be unable to identify or complete acquisitions for many reasons, including:

  .  competition among buyers;

  . the need for regulatory approvals, including Federal Communications Commission ("FCC") and antitrust approvals;

  .  the high valuations of media properties; and

  . we may be required to raise additional financing and our ability to do so is limited by the terms of our debt instruments, which may prevent future acquisitions and have a material adverse effect on our ability to grow through acquisitions.

   In addition, we experienced significant growth during 2001, primarily due to our acquisitions. Therefore, we do not expect to experience the same rate of growth in 2002.

  If we cannot successfully integrate our recent and future acquisitions, it could decrease our revenue and/or increase our costs.

   To integrate our recent and future acquisitions, we may need to:

  . integrate and improve operations and systems and the management of a station or group of stations;

  .  retain key management and personnel of acquired properties;

  .  successfully merge corporate cultures and business processes;

  .  realize sales efficiencies and cost reduction benefits; and

  . operate successfully in markets in which we may have little or no prior experience.

   Future acquisitions by us could result in the following consequences:

  .  dilutive issuances of equity securities;

  .  incurrence of debt and contingent liabilities;

  .  impairment of goodwill and other intangibles;

  .  other acquisition-related expenses; and

  . acquired stations may not increase our broadcast cash flow or yield other anticipated benefits.

   In addition, after we have completed an acquisition, our management must be able to assume significantly greater responsibilities, and this in turn may cause them to divert their attention from our existing operations. We believe that these challenges are more pronounced when we enter new markets rather than expand further in existing markets. If we are unable to completely integrate into our business the operations of the properties that we have recently acquired or that we may acquire in the future, our revenue could decrease and/or our costs could increase. In addition, in the event that the operations of a new station do not meet our expectations, we may restructure or write-off the value of some portion of the assets of the new station.

  If we cannot raise required capital we may have to curtail existing operations and our future growth through acquisitions.

   We may require significant additional capital for future acquisitions and general working capital needs. If our cash flow and existing working capital are not sufficient to fund future acquisitions and our general working capital requirements and debt service, we will have to raise additional funds by selling equity, refinancing some or all of our existing debt or selling assets or subsidiaries. None of these alternatives for raising additional funds may be available on acceptable terms to us or in amounts sufficient for us to meet our requirements. Our failure to obtain any required new financing may prevent future acquisitions and have a material adverse effect on our ability to grow through acquisitions.

  Our substantial level of debt could limit our ability to grow and compete.

   As of the date of this prospectus, we had approximately $35 million outstanding under our bank credit facility. We expect to obtain a portion of our required capital through debt financing that bears or is likely to bear interest at a variable rate, subjecting us to interest rate risk. A significant portion of our cash flow from operations will be dedicated to servicing our debt obligations and our ability to obtain additional financing may be limited.

   We may not have sufficient future cash flow to meet our debt payments, or we may not be able to refinance any of our debt at maturity. We have pledged substantially all of our assets to our lenders as collateral. Our lenders could proceed against the collateral granted to them to repay outstanding indebtedness if we are unable to meet our debt service obligations. If the amounts outstanding under our bank credit facility are accelerated, our assets may not be sufficient to repay in full the money owed to such lenders.

  Univision has significant influence over our business.

   Univision, as the holder of all of our Class C common stock, has significant influence over material decisions relating to our business, including the right to elect two of our directors, and the right to approve material decisions involving our company, including any merger, consolidation or other business combination, any dissolution of our company and any transfer of the FCC licenses for any of our Univision-affiliated television stations. Univision's ownership interest may have the effect of delaying, deterring or preventing a change in control of our company and may make some transactions more difficult or impossible to complete without its support.

  Our television ratings and revenue could decline significantly if our relationship with Univision or if Univision's success changes in an adverse manner.

   If our relationship with Univision changes in an adverse manner, or if Univision's success diminishes, it could have a material adverse effect on our ability to generate television advertising revenue on which our television business depends. Univision's ratings might decline or Univision might not continue to provide programming, marketing, available advertising time and other support to its affiliates on the same basis as currently provided. Additionally, by aligning ourselves closely with Univision, we might forego other opportunities that could diversify our television programming and avoid dependence on Univision's television networks. Univision's relationships with Grupo Televisa, S.A. de C.V. and Corporacion Venezolana de Television, C.A., or Venevision, are important to Univision's, and consequently our, continued success.

  Our ongoing success is dependent upon the continued availability of certain key employees.

   We are dependent in our operations on the continued availability of the services of our employees, many of whom are individually key to our current and future success, and the availability of new employees to implement our company's growth plans. In particular, we are dependent upon the services of Walter Ulloa, our Chairman and Chief Executive Officer, and Philip Wilkinson, our President and Chief Operating Officer. In August 2000, we entered into five-year employment agreements with Messrs. Ulloa and Wilkinson. The market for skilled employees is highly competitive, especially for employees in technical fields. While our compensation programs are intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all of our key employees or a sufficient number to execute our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

  Our officers and directors and stockholders affiliated with them own a large percentage of our voting stock.

   As of the date of this prospectus, Messrs. Ulloa and Wilkinson, and Paul Zevnik, our Secretary, own all of the shares of our Class B common stock, and have approximately 75% of the combined voting power of our outstanding shares of common stock. The holders of our Class B common stock are entitled to ten votes per share on any matter subject to a vote of the stockholders. Accordingly, Messrs. Ulloa, Wilkinson and Zevnik have the ability to elect each of the remaining members of our board of directors, other than the two members of our board of directors appointed by Univision, and have control of all aspects of our business and future direction. Messrs. Ulloa, Wilkinson and Zevnik have agreed contractually to elect themselves and a representative of TSG Capital Fund III, L.P. as directors of our company. This control may discourage certain types of transactions involving an actual or potential change of control of our company, such as a merger or sale of our company.

   Consequently, our directors and executive officers, acting in concert, have the ability to significantly affect the election of our directors and have a significant effect on the outcome of corporate actions requiring stockholder approval. Such concentration may also have the effect of delaying or preventing a change of control of our company.

  Risks associated with terrorism.

   In the event of a terrorist attack on our facilities and properties, we do not believe that we would be vulnerable to significant or prolonged disruptions in our ability to broadcast or provide other media services. We do not believe that, but we do not know whether, our network television programming would be vulnerable to significant or prolonged disruptions in the event of a terrorist attack. The effect of any resulting decline in our revenue cannot be determined.

Risks Related to the Television, Radio, Outdoor Advertising and Publishing Industries

  Our television and radio stations could be adversely affected by changes in the advertising market or a recession in the broader U.S. economy.

   Revenue generated by our television and radio stations depends upon the sale of advertising and is, therefore, subject to various factors that influence the advertising market for the broadcasting industry as a whole, including:

  . changes in the financial condition of advertisers, which may reduce their advertising budgets;

  .  changes in the tax laws applicable to advertisers; and

  .  changes in the laws governing political advertising.

   We cannot predict which, if any, of these or other factors might have a significant impact on the advertising revenue of the broadcasting industry in the future, nor can we predict what specific impact, if any, the occurrence of these or other events might have on our operations. Generally, advertising expenditures tend to decline during an economic recession or downturn. Consequently, our television and radio station revenue is likely to be adversely affected by a recession or downturn in the U.S. economy or other events or circumstances that adversely affect advertising activity. Our operating results in individual geographic markets also could be adversely affected by local and regional economic downturns. Seasonal revenue fluctuations are common in the broadcasting industry and result primarily from fluctuations in advertising expenditures by local retailers and candidates for political office. Campaign finance reform legislation may restrict the amounts of money that we earn from political campaign and issue advertising.

  If we are unable to maintain our FCC license for any station, we would have to cease operations at that station.

   The success of our television and radio operations depends, in part, on acquiring and maintaining broadcast licenses issued by the FCC, which are typically issued for a maximum term of eight years and are subject to renewal. Our FCC licenses are next subject to renewal at various times between October 1, 2004 and December 1, 2006. Renewal applications submitted by us may not be approved, and the FCC may impose conditions or qualifications that could restrict our television and radio operations. In addition, third parties may challenge our renewal applications. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the broadcast station covered by the license. This could have a material adverse effect on our operations.

  Our failure to maintain our FCC broadcast licenses could cause a default under our bank credit facility and cause an acceleration of our indebtedness.

   Our bank credit facility requires us to maintain our FCC licenses. If the FCC were to revoke any of our material licenses, our lenders could declare all amounts outstanding under the bank credit facility to be immediately due and payable. If our indebtedness is accelerated, we may not have sufficient funds to pay the amounts owed.

  Displacement of any of our low-power television stations could cause our ratings and revenue for any such station to decrease.

   A significant portion of our television stations are licensed by the FCC for low-power service only. Our low-power television stations operate with far less power and coverage than our full-service stations. The FCC rules under which we operate provide that low-power television stations are treated as a secondary service. In the event that our stations would cause interference to full-power stations, we are required to eliminate the interference or terminate service. As a result of the FCC's initiation of digital television service and actions by Congress to reclaim broadcast spectrum, channels 52-69 previously used for broadcasting will be cleared and put up for auction generally to wireless services or assignment to public safety services. The result is that in a few urban markets where we operate, including Washington, D.C. and San Diego, there are a limited number of alternative channels to which our low-power television stations can migrate as they are displaced by full-power broadcasters and non-broadcast services. If we are unable to move our signals to replacement channels, we may be unable to maintain the same level of service, which could harm our ratings and advertising revenue or, in the worst case, cause us to discontinue operations at those low-power television stations.

  We may have difficulty meeting certain FCC deadlines to comply with the required conversion to digital television and such conversion may not result in commercial benefit to us unless there is sufficient consumer demand.

   The FCC required U.S. full-service television stations to begin broadcasting a digital television ("DTV") signal by May 1, 2002. The FCC has allocated an additional television channel to most such station owners so that each full-service television station can broadcast a DTV signal on the additional channel while continuing to broadcast an analog signal on the station's original channel. As part of the transition from analog to DTV, full-service television station owners may be required to stop broadcasting analog signals and relinquish their analog channels to the FCC by 2006 if the market penetration of DTV receivers reaches certain levels by that time. We expect that the cost to construct DTV facilities and broadcast both digital and analog signals for our full-service television stations between 2002 and 2006 will not be significant.

   Our full-service television stations did not meet the May 1, 2002 deadline to begin broadcasting a DTV signal. In certain cases, the inability to meet the deadline resulted from the FCC having not yet granted construction permits authorizing us to build the facilities necessary to operate on our allocated DTV channels. Certain of our other full-service television stations have received construction permits from the FCC, but were not able to finish construction and begin broadcasting DTV signals before the May 1, 2002 deadline. The FCC has granted us extensions of time beyond May 1, 2002 to complete construction of DTV facilities for our full-service television stations that have received construction permits. We intend to comply with the FCC's DTV requirements during this extension period by constructing lower-power facilities as permitted by the FCC's rules described in the next paragraph.

   The FCC recently released rules which allow us to initially satisfy the obligation to begin broadcasting a DTV signal by broadcasting a signal that serves, at least, each full-service television station's applicable community of license. In most instances, this new rule will permit us to temporarily install DTV facilities of a lower-power level, which will not require the initial degree of capital investment we had anticipated to meet the requirements of our stations' DTV authorizations. Our initial cost of converting the qualifying television stations to DTV, therefore, will be considerably lower than it would have been if we were required to initially operate at the full signal strength provided for by our DTV authorizations.

   We intend to explore the most effective use of digital broadcast technology for each of our stations. We cannot assure you, however, that we will derive commercial benefits from the development of our digital broadcasting capacity. Although we believe that proposed alternative and supplemental uses of our analog and digital spectrum will continue to grow in number, the viability and success of each proposed alternative or supplemental use of spectrum involves a number of contingencies and uncertainties. We cannot predict what future actions the FCC or Congress may take with respect to regulatory control of these activities or what effect these actions would have on us. There may not be sufficient consumer demand for DTV services to recover our investment in DTV facilities.

  Changes in the rules and regulations of the FCC could result in increased competition for our broadcast stations that could lead to increased competition in our markets.

   Recent and prospective actions by the FCC could cause us to face increased competition in the future. The changes include:

  . relaxation of restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home audio and video technologies;

  . the establishment of a Class A television service for low-power stations that makes such stations primary stations and gives them protection against full-service stations;

  . procedures for licensing low-power FM radio stations that will be designed to serve small localized areas and niche audiences;

  . permission for direct broadcast satellite television to provide the programming of traditional over-the-air stations, including local and out-of-market network stations; and

  . elimination or revision of restrictions on cross-ownership (i.e. ownership of both television and radio stations in combination with newspapers and/or cable television systems in the same market) and caps on the number of stations or market share that a particular company may own or control, locally or nationally.

   Current FCC rules limit any company from owning interests in multiple broadcast television stations that collectively reach more than 35% of total U.S. television households (the "Ownership Cap Rule"). In an opinion issued on February 19, 2002, the U.S. Court of Appeals for the District of Columbia determined that the FCC had failed to provide adequate justification for keeping the Ownership Cap Rule. The FCC must reconsider that action, either justifying the Ownership Cap Rule's continued existence or modifying the rule. If the Ownership Cap Rule is terminated or modified, our competitors might combine with other station groups and become more efficient in their operations and their ability to attract advertisers.

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

   Also, on April 2, 2002, another panel of the U.S. Court of Appeals for the District of Columbia ruled that the FCC's rules allowing any company's ownership of two television stations only in their local markets that have eight or more other independent "voices," in order to support the FCC's goal of encouraging diversity of access to the public through the media, was not supported by sufficient factual data to show that such a goal was being achieved. It is now up to the FCC to reconsider that decision as well, again by either justifying such rule's continued existence or modifying the rule. The FCC had previously established a Media Ownership Working Group in order to establish solid factual and analytical bases for the FCC's ownership rules. It is difficult to determine at this time how the recommendations of this group and subsequent changes in such rules might help or hinder our plans to expand our ownership of stations in the future.

  Because our full-service television stations rely on "must carry" rights to obtain cable carriage, new laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our television operations.

   Pursuant to the "must carry" provisions of the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), a broadcaster may demand carriage on a specific channel on cable systems within its market. However, the future of those "must carry" rights is uncertain, especially as they relate to the extent of carriage of DTV stations. The current FCC rules relate only to the carriage of analog television signals. It is not certain what, if any, "must carry" rights television stations will have after they make the transition to DTV. New laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our television operations.

   Our low-power television stations do not have cable "must carry" rights. In seven markets where we currently hold only a low-power license we may face future uncertainty with respect to the availability of cable carriage for our stations in those markets. With the exception of the San Angelo, Texas market, all of our low-power stations reach a substantial portion of the Hispanic cable households in their respective markets with their over-the-air broadcasts.

   Under the Cable Act, each broadcast station is required to elect, every three years, to exercise the right to either require cable television system operators in their local market to carry their signals, which we refer to as "must carry" rights, or to prohibit cable carriage or condition it upon payment of a fee or other consideration. By electing the "must carry" rights, a broadcaster can demand carriage on a specified channel on cable systems within its market. These "must carry" rights are not absolute, and under some circumstances, a cable system may decline to carry a given station. Our television stations elected "must carry" on local cable systems for the three year election period which commenced January 1, 2000. The required election date for the next three year election period commencing January 1, 2003 will be October 1, 2002. If the law were changed to eliminate or materially alter "must carry" rights, our business could be adversely affected.

   The FCC is developing rules to govern the obligations of cable television systems to carry local television stations during and following the transition from analog to DTV broadcasting. We cannot predict what final rules the FCC ultimately will adopt or what effect those rules will have on our business.

  The policies of direct broadcast satellite companies may make it more difficult for their customers to receive our local broadcast station signals.

   The Satellite Home Viewer Improvement Act of 1999 ("SHVIA") allows direct broadcast satellite ("DBS") television companies (currently DirecTV and EchoStar/Dish Network) for the first time to transmit local broadcast television station signals back to their subscribers in local markets. In exchange for this privilege, however, SHVIA requires that in television markets in which a DBS company elects to pick-up and retransmit any local broadcast station signals, the DBS provider must also offer to its subscribers signals from all other qualified local broadcast television stations in that market. This is known as the "carry one/carry all" rule. Our broadcast television stations in markets for which DBS operators have elected to carry local stations have sought to qualify for carriage under this rule, which we expect will increase our viewership in those markets. The two DBS operators and a satellite broadcasting trade association have instituted litigation challenging the constitutionality of SHVIA's carry one/carry all requirements. In June 2001 a federal district court upheld the constitutionality of the federal law, which decision was upheld on appeal. We cannot predict the final outcome of such litigation challenging the constitutionality of the carry one/carry all rule. A problem has also arisen in the manner in which one of the DBS operators has implemented the carry one/carry all rule. In order to get signals from all local stations, including the signals from our stations, EchoStar/Dish Network subscribers were being required to install a second receiving dish to receive all of the local stations in some markets. This was an inconvenience for the typical DBS subscriber and, as a result, limited the size of the viewership for our stations available only on the "second dish" under the carry one/carry all rule. The FCC has determined that EchoStar/Dish Network cannot require use of a second dish for carriage of local signals. EchoStar/Dish Network must implement alternative methods of complying with its SHVIA obligations. EchoStar/Dish Network has petitioned the FCC for reconsideration of this decision, and other parties have asked for review as to whether EchoStar/Dish Network was entitled to comply by any means other than by placing all television stations on the same dish. At this time, we cannot predict the outcome of this dispute or its effect on our stations' ability to reach viewers who subscribe to EchoStar/Dish Network services.

  We may have difficulty obtaining regulatory approval for acquisitions in our existing markets and, potentially, new markets.

   An important part of our growth strategy is the acquisition of additional television and radio stations. The agencies responsible for enforcing the federal antitrust laws, the Federal Trade Commission ("FTC") and the Department of Justice, may investigate certain acquisitions. After the passage of the Telecommunications Act of 1996, the Department of Justice became more aggressive in reviewing proposed acquisitions of radio stations. The Department of Justice has, on several occasions, negotiated settlements, without initiating litigation, with broadcasters seeking to increase their ownership of radio stations in specific markets, in which the broadcasters have been required to divest one or more stations in order to complete a transaction. The Department of Justice has, in certain cases, examined television and radio ownership concentrations where a transaction would result in a single entity controlling more than 40% of the advertising revenue in a particular market or where, after the transaction, two companies would control more than 70% of the advertising revenue in a particular market. The Department of Justice has also in certain cases examined whether a combination would result in undue concentration in a particular format or in formats appealing to particular audience demographics.

   We cannot predict the outcome of any specific Department of Justice or FTC investigation. Any decision by the Department of Justice or FTC to challenge a proposed acquisition could affect our ability to consummate an acquisition or to consummate it on the proposed terms. There can be no assurance that the FTC or Department of Justice will not seek to bar us from acquiring additional television or radio stations in any market where our existing stations already have a significant market share.

   Similarly, the FCC staff has adopted procedures to review proposed broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market. The FCC has delayed its approval of numerous proposed television or radio station purchases by various parties because of market concentration concerns, and generally will not approve acquisitions when the FTC or Department of Justice has expressed concentration concerns even if the acquisition complies with the FCC's numerical station limits. Moreover, in recent years the FCC has followed a policy of giving specific public notice of its intention to conduct additional ownership concentration analysis, and soliciting public comment on "the issue of concentration and its effect on competition and diversity," with respect to certain applications for consent to radio station acquisitions based on advertising revenue shares or other criteria. The FCC has recently expressed their desire to eliminate delays in the staff's review of transactions that might involve concentration of market share but are otherwise consistent with the radio ownership limits set forth in the Communications Act of 1934. It is uncertain at this time what effect this will have on the FCC's review of future television or radio station sale applications.

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

   Additionally, the FCC has recently solicited public comment on a variety of possible changes in the methodology by which it defines a television or radio "market" and counts stations for purposes of determining compliance with local ownership restrictions. If adopted, any such changes could limit our ability to make future acquisitions of radio stations. Moreover, in the same proceeding, the FCC has announced a policy of deferring, until the rulemaking is completed, certain pending and future television or radio sale applications which raise "concerns" about how the FCC counts the number of stations a company may own in a market. This policy may delay future acquisitions for which we must seek FCC approval.

  If regulation of outdoor advertising increases, we could suffer decreased revenue from our outdoor operations.

   Our outdoor operations are significantly impacted by federal, state and local government regulation of the outdoor advertising business. These regulations impose restrictions on, among other things, the location, size and spacing of billboards. If we are required to remove our existing billboards, or are unable to construct new billboards or reconstruct damaged billboards, our outdoor business could be harmed. In addition, we may not receive compensation for billboards that we may be required to remove in the future.

   Additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced and passed in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting outdoor advertising at the federal, state or local level may harm the results of our outdoor operations.

  We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.

   The television and radio broadcasting industry is subject to technological change, evolving industry standards and the emergence of new media technologies. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being developed, including the following:

  . audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and Internet based audio radio services;

  . satellite digital audio radio service with numerous channels and sound quality equivalent to that of compact discs;

  . In-Band On-Channel(TM) digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services;

  . low power FM radio, which could result in additional FM radio broadcast outlets that are designed to serve local interests;

  .  streaming video programming delivered via the Internet;

  .  video-on-demand programming offered by cable television companies; and

  . digital video recorders with hard-drive storage capacity that offer time-shifting of programming and the capability of deleting advertisements when playing back the recorded programs.

   We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with other new technologies. We cannot predict the effect, if any, that competition arising from new technologies or regulatory change may have on the television or radio broadcasting industry or on our company.

  Strikes, work stoppages and slowdowns by our employees could disrupt our publishing operations.

   Our publishing business depends to a significant degree on our ability to avoid strikes and other work stoppages by our employees. The Newspaper and Mail Deliverers' Union of New York and Vicinity and the Newspaper Guild of New York represent our publishing employees. Our collective bargaining agreement with the Newspaper and Mail Deliverers' Union of New York and Vicinity expires on March 30, 2004. Our collective bargaining agreement with the Newspaper Guild of New York expires on June 30, 2002. We have had preliminary discussions with the union and we anticipate that negotiations will commence in the near future. Future collective bargaining agreements may not be negotiated without service interruptions, and the results of these negotiations may result in decreased revenue in our publishing operations.

Risks Related to the Notes

  Our substantial indebtedness could adversely affect our financial position and prevent us from fulfilling our obligations under our bank credit facility and the Notes.

   Our substantial indebtedness could have important consequences to our business. For example, it could:

  . limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes;

  . require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  . limit our flexibility in planning for and reacting to changes in our business and our industry that could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

  .  place us at a disadvantage compared to our competitors that have less debt.

   Any of the above listed factors could materially adversely affect us.

  If the holders of our Series A mandatorily redeemable convertible preferred stock exercise their option to redeem such preferred stock on or after April 19, 2006, we may not have sufficient funds to do so and we may be in default under the terms of our bank credit facility and/or the Notes.

   The holders of a majority of our Series A mandatorily redeemable convertible preferred stock have the right on or after April 19, 2006 to require us to redeem any and all of their preferred stock at the original issue price plus accrued dividends. On April 19, 2006 such redemption price would be approximately $143.5 million, and would continue to accrue a dividend of 8.5% per year. If we have sufficient funds under Delaware law to pay but are prevented from redeeming their preferred stock because of restrictions in the Indenture and/or the bank credit facility, we would be in violation of the terms of the Series A mandatorily redeemable convertible preferred stock. In such event, we may be in default under our bank credit facility and the holders of the Series A mandatorily redeemable convertible preferred stock may be able to obtain a judgment against us. Any such judgment may be found to be pari passu with the claims of the holders of the Notes. In the event a judgment is obtained and remains unpaid, or the preferred stock is paid in violation of our bank credit facility or the Indenture, we would be in default under our bank credit facility and the Notes and we could be obligated to repay the obligations under our bank credit facility, if accelerated, and the Notes, if accelerated. We may not have sufficient funds at that time to pay all of our obligations in such event.

  To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

   Our ability to pay the principal of and interest on the Notes, to service our other debt and to finance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business, legislative and regulatory factors and other factors beyond our control.

   There can be no assurance that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the Notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. In addition, the ability to borrow funds under our bank credit facility in the future will depend on our meeting the financial covenants in the agreements governing this facility, including a minimum interest coverage test and a maximum leverage ratio test. There can be no assurance that our business will generate cash flow from operations or that future borrowings will be available to us under our bank credit facility, in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. However, there can be no assurance that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies will require the consent of our lenders before we engage in those strategies.

  Subordination--Your right to receive payment on the Notes and the guarantees is junior to all of our and the guarantors' senior debt.

   The Notes will be general unsecured obligations, junior in right of payment to all of our existing and future senior debt and that of each guarantor, including obligations under our bank credit facility. The Notes will not be secured by any of our or the guarantors' assets, and as such will be effectively subordinated to any secured debt that we or the guarantors have now including all of the borrowings under our bank credit facility, or may incur in the future to the extent of the value of the assets securing that debt.

   In the event that Entravision or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the Notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantors, as applicable, before any payment may be made with respect to the Notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the Notes. As a result, holders of the Notes may receive less, proportionally, than the holders of debt senior to the Notes and the guarantees. The subordination provisions of the Indenture governing the Notes also provide that we can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt.

   Upon completion of this offering, the Notes and the guarantees are ranked junior to approximately $35 million of our senior debt. In addition, the Indenture governing the Notes and the Credit Agreement permits subject to specified limitations, the incurrence of additional debt, some or all of which may be senior debt.

  The Indenture for the Notes and the Credit Agreement contain various covenants that limit our management's discretion in the operations of our business.

   The Indenture governing the Notes and the Credit Agreement contains various provisions that limit our ability to:

  .  incur additional debt and issue preferred stock;

  .  pay dividends and make other distributions;

  .  make investments and other restricted payments;

  .  create liens;

  .  sell assets; and

  .  enter into certain transactions with affiliates.

   These restrictions on our management's ability to operate our business in accordance with its discretion could have a material adverse effect on our business.

   In addition, our bank credit facility requires that we maintain specific financial ratios. Events beyond our control could affect our ability to meet those financial ratios, and there can be no assurance that we will meet them.

   If we default under any financing agreements, our lenders could:

  . elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

  .  terminate their commitments, if any, to make further extensions of credit.

   Our bank facility and the Indenture under which we issued the Notes also require us to maintain specific financial ratios. A breach of any of the covenants contained in our bank credit facility or the Indenture could allow our lenders to declare all amounts outstanding to be immediately due and payable.

   If we are unable to pay our obligations to our senior secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. The collateral under our bank credit facility consists of substantially all of our existing assets. In addition, a breach of certain of these restrictions or covenants, or an acceleration by our senior secured lenders of our obligations to them, would cause a default under the Notes. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the Notes, or to repay the Notes in full after we pay our senior secured lenders to the extent of their collateral.

  Fraudulent Conveyance Matters--Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the Notes and require our Noteholders to return payments received from guarantors.

   Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of the Notes or a guarantee could be subordinated to all of our other debts or all other debts of a guarantor if, among other things, we or the guarantor was insolvent or rendered insolvent by reason of such incurrence, or we or the guarantor were engaged in a business or transaction for which our or the guarantors' remaining assets constituted unreasonably small capital, or we or the guarantor intended to incur or believed that we or it would incur, debts beyond our or its ability to pay those debts as they mature. In addition, any payment by us or that guarantor in accordance with its guarantee could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantors.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or if it could not pay its debts as they become due.

   On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor, after giving effect to its guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which we and they are engaged and will not have incurred debts beyond our or their ability to pay the debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions.

  You cannot be sure that an active trading market will develop for the Notes.

   There is no established trading market for the Notes. Although the Initial Purchasers of the Notes have informed us that they currently intend to make a market in the Notes, the Initial Purchasers have no obligation to do so and may discontinue making a market at any time without notice.

   We do not intend to apply for listing of the Notes on any securities exchange.

   The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. A liquid trading market may not develop for the Notes.

  The trading price of the Notes may be volatile.

   The trading price of the Notes could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in industries in which we do business, general economic conditions, changes in securities analysts' recommendations regarding our securities and changes in the market for noninvestment grade securities generally. This volatility may adversely affect the market price of the Notes.

  We may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture for the Notes and meet other obligations in certain other agreements to which we are a party.

   If a change of control occurs, you will have the right to require us to repurchase any or all of your Notes at a price equal to 101% of the principal amount thereof, together with any interest we owe you. A change of control may result in an event of default under our bank credit facility and may cause the acceleration of the bank credit facility, in which case we will be required to repay the bank credit facility before we will be able to purchase any of the Notes. We cannot assure you that we would be able to repay amounts outstanding under the bank credit facility or obtain necessary consents under the facility to purchase the Notes. Any requirement to offer to purchase any Notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance this indebtedness, the financing may be on terms unfavorable to us. If we fail to repurchase the Notes tendered for purchase upon the occurrence of a change of control, the failure will be an event of default under the Indenture governing the Notes. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

   In addition, in the event of a change of control, we are required to make certain payments to holders of shares of our Series A mandatorily redeemable convertible preferred stock.

  Your Outstanding Notes will not be accepted for exchange if you fail to follow the Exchange Offer procedures.

   We will issue new notes under this Exchange Offer only after a timely receipt of your Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, if you want to tender your Outstanding Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Outstanding Notes, Letter of Transmittal and all other required documents by the Expiration Date of the Exchange Offer, we will not accept your Outstanding Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. If there are defects or irregularities with respect to your tender of Outstanding Notes, we will not accept your Outstanding Notes for exchange.

  If you do not exchange your Outstanding Notes, your Outstanding Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your Outstanding Notes.

   We did not register the Outstanding Notes under the Securities Act, nor do we intend to do so following the Exchange Offer. Outstanding Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Outstanding Notes, you will lose your right to have your Outstanding Notes registered under the federal securities laws. As a result, if you hold Outstanding Notes after the Exchange Offer, you may be unable to sell your Outstanding Notes.

  If you fail to exchange your Outstanding Notes, they will continue to be restricted securities and may become less liquid.

   Outstanding Notes that you do not tender or we do not accept will, following the Exchange Offer, continue to be restricted securities. You may not offer or sell untendered Outstanding Notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the Exchange Notes in exchange for the Outstanding Notes pursuant to the Exchange Offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the Exchange Agent of the Outstanding Notes and of a properly completed and validly executed Letter of Transmittal.

   Because we anticipate that most holders of Outstanding Notes will elect to exchange their notes, we expect that the liquidity of the market for any Outstanding Notes remaining after the completion of the Exchange Offer may be substantially limited. Any Outstanding Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Outstanding Notes outstanding. Following the Exchange Offer, if you did not tender your Outstanding Notes you generally will not have any further registration rights and your Outstanding Notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any Outstanding Notes could be adversely affected.

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

                              THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   On March 18, 2002, we issued the Outstanding Notes to the Initial Purchasers in transactions not registered under the Securities Act in reliance on exemptions from registration under the Securities Act. The Initial Purchasers then sold the Outstanding Notes to qualified institutional buyers in reliance on Rule 144A and outside the U.S. to non-U.S. persons in reliance on Regulation
S. Because they have been sold pursuant to exemptions from registration, the Outstanding Notes are subject to transfer restrictions.

   In connection with the issuance of the Outstanding Notes, we entered into a Registration Rights Agreement with the Initial Purchasers pursuant to which we have agreed with the Initial Purchasers that we would:

  . file a registration statement within 90 days after the issue date of the Outstanding Notes enabling the holders of the Outstanding Notes to exchange the Outstanding Notes for registered notes with identical terms;

  . cause the registration statement to become effective within 150 days after the issue date of the Outstanding Notes;

  . consummate the Exchange Offer within 30 business days after the effective date of the registration statement for the Exchange Notes; and

  . file a shelf registration for the resale of the Outstanding Notes if we cannot effect an Exchange Offer and in certain other circumstances.

   Our failure to comply with these agreements would result in liquidated damages being due on the Outstanding Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to our Quarterly Report on Form 10-Q (SEC File No. 001-15997), filed with the Commission on May 14, 2002.

   Based on existing interpretations of the Securities Act by the Staff of the Commission described in several no-action letters to third parties unrelated to us, and subject to the following sentence, we believe that the Exchange Notes issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers or our "affiliates," as that term is defined in Rule 405 under the Securities Act, without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Outstanding Notes who is an affiliate of ours, who is not acquiring the Exchange Notes in the ordinary course of such holder's business or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes:

  . will not be able to rely on the interpretations by the Staff of the Commission described in the above-mentioned no-action letters;

  .  will not be able to tender Outstanding Notes in the Exchange Offer; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Outstanding Notes unless the sale or transfer is made under an exemption from these requirements.

   We do not intend to seek our own no-action letter, and there is no assurance that the Staff of the Commission would make a similar determination regarding the Exchange Notes as it has in these no-action letters to third parties.

   As a result of the filing and effectiveness of the Registration Statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the Outstanding Notes. Following the closing of the Exchange Offer, holders of Outstanding Notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the Outstanding Notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the Outstanding Notes will be adversely affected.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions stated in this prospectus and in the Letter of Transmittal, we will accept all Outstanding Notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the Expiration Date. After authentication of the Exchange Notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer.

   By tendering your Outstanding Notes for Exchange Notes in the Exchange Offer and signing or agreeing to be bound by the Letter of Transmittal, you will represent to us that:

  . any Exchange Notes to be received by you will be acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  . if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of Exchange Notes;

  . if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such Exchange Notes; and

  . you have full power and authority to transfer the Outstanding Notes in exchange for the Exchange Notes and that we will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.

   Broker-dealers that are receiving Exchange Notes for their own account must have acquired the Outstanding Notes as a result of market-making or other trading activities in order to participate in the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account under the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We will be required to allow broker-dealers to use this prospectus following the Exchange Offer in connection with the resale of Exchange Notes received in exchange for Outstanding Notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon request, make this prospectus available to any broker-dealer for use in connection with a resale of Exchange Notes for a period of 180 days after the consummation of the Exchange Offer. See "Plan of Distribution."

   The Exchange Notes will evidence the same debt as the Outstanding Notes and will be issued under and entitled to the benefits of the same Indenture. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes except that:

  . the Exchange Notes will be issued in a transaction registered under the Securities Act; and

  .  the Exchange Notes will not be subject to transfer restrictions.

   As of the date of this prospectus, $225 million aggregate principal amount of the Outstanding Notes was outstanding. In connection with the issuance of the Outstanding Notes, we arranged for the Outstanding Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through DTC.

   This prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of the Outstanding Notes as of the close of business on July 11, 2002. We intend to conduct the Exchange Offer as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1 under the Exchange Act ("Rule 14e-1"), to the extent applicable.

   Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

  .  to hold our Exchange Offer open for 20 business days;

  .  to give 10 days notice of any change in the terms of this Exchange Offer;
     and

  .  to issue a press release in the event of an extension of the Exchange
     Offer.

   The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered, and holders of the Outstanding Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or under the Indenture in connection with the Exchange Offer. We shall be considered to have accepted Outstanding Notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Outstanding Notes for the purpose of receiving Exchange Notes from us and delivering them to those holders.

   If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted Outstanding Notes will be returned, at our cost, to the tendering holder of the Outstanding Notes or, in the case of Outstanding Notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described below, as promptly as practicable after the Expiration Date.

   Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes related to the exchange of Outstanding Notes in the Exchange Offer. We will pay all charges and expenses, other than applicable taxes, in connection with the Exchange Offer. See "--Solicitation of Tenders, Fees and Expenses."

   Neither we nor our Board of Directors makes any recommendation to holders of Outstanding Notes as to whether or not to tender all or any portion of their Outstanding Notes pursuant to the Exchange Offer. Moreover, we have not authorized anyone to make any such recommendation. Holders of Outstanding Notes must make their own decision whether to tender in the Exchange Offer and, if so, the amount of Outstanding Notes to tender after reading this prospectus and the Letter of Transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Expiration Date; Extensions; Amendments

   The term "Expiration Date" shall mean 5:00 p.m., New York City time, on August 12, 2002, unless we, in our sole and absolute discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

   We expressly reserve the right, in our sole and absolute discretion:

  . to delay acceptance of any Outstanding Notes or to terminate the Exchange Offer and to refuse to accept Outstanding Notes not previously accepted, if any of the conditions described below under the heading "--Conditions" shall have occurred and shall not have been waived by us;

  .  to extend the Expiration Date of the Exchange Offer;

  .  to amend the terms of the Exchange Offer in any manner;

  . to purchase or make offers for any Outstanding Notes that remain outstanding after the Expiration Date; and

  . to the extent permitted by applicable law, to purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise.

  . The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the Exchange Offer.

   Any delay in acceptance, termination, extension or amendment will be followed as promptly as practicable by oral or written notice to the Exchange Agent and by a public announcement. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the Outstanding Notes of the amendment.

   We may elect to extend the Exchange Offer solely because some of the holders of the Outstanding Notes do not tender on a timely basis, in order to give them the ability to participate and avoid the significant reduction in liquidity associated with holding an unexchanged Outstanding Note.

Interest on the Exchange Notes

   The holder of each Outstanding Note accepted for exchange will receive an Exchange Note in the amount equal to the surrendered Outstanding Note. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Outstanding Notes or, if no interest has been paid on the Outstanding Notes, from March 18, 2002. Holders of Exchange Notes will not receive any payment in respect of accrued interest on Outstanding Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the Exchange Offer.

Procedures for Tendering

   Only a holder may tender its Outstanding Notes in the Exchange Offer. Any beneficial owner whose Outstanding Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, before completing and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

   The tender by a holder will constitute an agreement between the holder, us and the Exchange Agent according to the terms and subject to the conditions described in this prospectus and in the Letter of Transmittal.

   A holder who desires to tender Outstanding Notes and who cannot comply with the procedures described in the prospectus for tender on a timely basis, or whose Outstanding Notes are not immediately available, must comply with the procedures for guaranteed delivery described below under the heading "--Guaranteed Delivery Procedures."

   The method of delivery of Outstanding Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Delivery of such documents will be deemed made only when actually received by the Exchange Agent or deemed received under the ATOP procedures described below under the heading "--Tender of Outstanding Notes Using DTC's Automated Tender Offer

Program (ATOP)." In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Outstanding Notes should be sent to us. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for holders in each case as described in this prospectus and in the Letter of Transmittal.

Outstanding Notes Held in Certificated Form

   For a holder to validly tender Outstanding Notes held in physical form, the Exchange Agent must receive, before 5:00 p.m., New York city time, on the Expiration Date, at its address set forth in this prospectus:

  . a properly completed and validly executed Letter of Transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal; and

  .  certificates for tendered Outstanding Notes.

Outstanding Notes Held in Book-Entry Form

   We understand that the Exchange Agent will make a request promptly after the date of the prospectus to establish accounts for the Outstanding Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the Exchange Agent's account for the Outstanding Notes using DTC's procedures for transfer.

   If you desire to transfer Outstanding Notes held in book-entry form with DTC, the Exchange Agent must receive, before 5:00 p.m., New York City time, on the Expiration Date, at its address listed in this prospectus, a confirmation of book-entry transfer of the Outstanding Notes into the Exchange Agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

  . a properly completed and validly executed Letter of Transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the Letter of Transmittal; or

  .  an agent's message transmitted pursuant to DTC's ATOP.

Tender of Outstanding Notes Using DTC's Automated Tender Offer Program (ATOP)

   The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Outstanding Notes held in book-entry form to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent's message, to the Exchange Agent.

   The term "agent's message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Outstanding Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender Outstanding
Notes you will not be required to deliver a Letter of Transmittal to the Exchange Agent, but you will be bound by its terms just as if you had signed it.

Signatures

   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the U.S. or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Outstanding Notes tendered with the Letter of Transmittal are tendered:

  . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal; or

  .  for the account of an institution eligible to guarantee signatures.

   If the Letter of Transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the Outstanding Notes must be endorsed or accompanied by appropriate bond powers that authorize the person to tender the Outstanding Notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the Outstanding Notes or the DTC participant who is listed as the owner, with the signature on the Outstanding Notes or bond powers guaranteed by an eligible guarantor institution. If the Letter of Transmittal or any Outstanding Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

   If you tender your Outstanding Notes through ATOP, signatures and signature guarantees are not required.

Determination of Validity

   All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered Outstanding Notes will be determined by us in our sole and absolute discretion. This determination will be final and binding. We reserve the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of Outstanding Notes, neither we, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of Outstanding Notes nor shall we, or any of them, incur liability for failure to give notification. Tenders of Outstanding Notes will not be considered to have been made until the irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

Guaranteed Delivery Procedures

   Holders who wish to tender their Outstanding Notes and:

  .  whose Outstanding Notes are not immediately available;

  . who cannot complete the procedure for book-entry transfer on a timely basis;

  . who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent before the Expiration Date; or

  . who cannot complete a tender of Outstanding Notes held in book-entry form using DTC's ATOP procedures on a timely basis may effect a tender if they tender through an eligible institution described above under the heading "--Signatures," or, if they tender using ATOP's guaranteed delivery procedures.

   A tender of Outstanding Notes made by or through an eligible institution will be accepted if:

  . before 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives from an eligible institution a properly completed and validly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the registration or certificate number or numbers of the holder's Outstanding Notes and the principal amount of the Outstanding Notes tendered; (2) states that the tender is being made; and (3) guarantees that, within five business days after the Expiration Date, a properly completed and validly executed Letter of Transmittal or facsimile, together with a certificate(s) representing the Outstanding Notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the Exchange Agent's account at DTC of Outstanding Notes delivered electronically, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the Exchange Agent; and

  . the properly completed and validly executed Letter of Transmittal or a manually signed facsimile thereof, together with the certificate(s) representing all tendered Outstanding Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

   A tender made through DTC's ATOP system will be accepted if:

  . before 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the Outstanding Notes that they have received and agree to be bound by the notice of guaranteed delivery; and

  . the Exchange Agent receives, within three New York Stock Exchange trading days after the Expiration Date, either: (1) a book-entry confirmation, including an agent's message, transmitted via DTC's ATOP procedures; or
     (2) a properly completed and validly executed Letter of Transmittal or a manually signed facsimile thereof, together with the certificate(s) representing all tendered Outstanding Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the Letter of Transmittal.

   Upon request to the Exchange Agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, tenders of Outstanding Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Outstanding Notes in the Exchange
Offer:

  . a written or facsimile transmission of a notice of withdrawal must be received by the Exchange Agent at its address listed below before 5:00 p.m., New York City time, on the Expiration Date; or

  .  you must comply with the appropriate procedures of DTC's ATOP system.

   Any notice of withdrawal must:

  . specify the name of the person having deposited the Outstanding Notes to be withdrawn;

  . identify the Outstanding Notes to be withdrawn, including the registration or certificate number or numbers and principal amount of the Outstanding Notes or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at the book-entry facility to be credited;

  . be signed by the same person and in the same manner as the original signature on the Letter of Transmittal by which the Outstanding Notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the Outstanding Notes to register the transfer of the Outstanding Notes into the name of the person withdrawing the tender; and

  . specify the name in which any of these Outstanding Notes are to be registered, if different from that of the person who deposited the Outstanding Notes to be withdrawn.

   All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the Exchange Offer, and no Exchange Notes will be issued in exchange for those Outstanding Notes unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes that have been tendered but are not accepted for exchange will be returned to the holder of the Outstanding Notes without cost to the holder or, in the case of Outstanding Notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under the heading "--Procedures for Tendering" at any time before 5:00 p.m., New York City time, on the Expiration Date.

Conditions

   The Exchange Offer is subject only to the following conditions:

  . it does not violate applicable law or any applicable interpretation of the staff of the Commission;

  . no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the Exchange Offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

  . all government approvals shall have been obtained, which we deem necessary for the consummation of the Exchange Offer.

Exchange Agent

   Union Bank of California, N.A., the trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In this capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the Exchange Agent. You should send certificates for Outstanding Notes, Letters of Transmittal and any other required documents to the Exchange Agent addressed as follows:

   By Overnight Delivery or Registered or     By Hand:
   --------------------------------------     --------
   Certified Mail:
   ---------------

   Union Bank of California, N.A.             Union Bank of California, N.A.
   120 South San Pedro Street                 120 South San Pedro Street
   Suite 400                                  Suite 400
   Los Angeles, CA 90012                      Los Angeles, CA 90012

   Facsimile Transmission Number
   -----------------------------
   (for Eligible Institutions Only):
   ---------------------------------

   (213) 972-5694

   Confirm Receipt of Facsimile by Telephone:
   ------------------------------------------

   (213) 972-5674

   Delivery of the Letter of Transmittal to an address other than as listed above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery of the Letter of Transmittal.

Solicitation of Tenders, Fees and Expenses

   We will bear the expenses of requesting that holders of Outstanding Notes tender those notes for Exchange Notes. The principal solicitation under the Exchange Offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

   We have not retained any dealer manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection with the Exchange Offer and will indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Exchange Offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, Letters of Transmittal and related documents to the beneficial owners of the Outstanding Notes and in handling or forwarding tenders for exchange.

   We will pay the expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and trustee and accounting and legal fees and printing costs.

   You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register Exchange Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than you, in which event you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

   The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the Exchange Offer. We will amortize the expenses of the Exchange Offer over the term of the Exchange Notes under accounting principles generally accepted in the U.S.

Participation in the Exchange Offer; Untendered Notes

   Participation in the Exchange Offer is voluntary. Holders of the Outstanding Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

   As a result of the making of, and upon acceptance for exchange of all Outstanding Notes tendered under the terms of, this Exchange Offer, we will have fulfilled a covenant contained in the terms of the Registration Rights Agreement with the Initial Purchasers. Holders of the Outstanding Notes who do not tender in the Exchange Offer will continue to hold their Outstanding Notes and will be entitled to all the rights, and subject to the limitations, applicable to the Outstanding Notes under the Indenture. Holders of Outstanding Notes will no longer be entitled to any rights under the Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. All untendered Outstanding Notes will continue to be subject to the restrictions on transfer described in the Indenture. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Outstanding Notes could be adversely affected. This is because there will probably be many fewer Outstanding Notes that remain outstanding following the Exchange Offer, significantly reducing the liquidity of any untendered Outstanding Notes.

   We may in the future seek to acquire any untendered Outstanding Notes in the open market or through privately negotiated transactions, through subsequent Exchange Offers or otherwise. We intend to make any acquisitions of Outstanding Notes following the applicable requirements of the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Outstanding Notes that are not tendered in the Exchange Offer.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the Exchange Notes as described in this prospectus. We will receive in exchange Outstanding Notes in like principal amount. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our indebtedness.

                      RATIO OF EARNINGS TO FIXED CHARGES

   Our consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below:

                                                                 Three Month
                                           Fiscal Year Ended     Period Ended
                                              December 31,       March 31,
                                        ------------------------ ------------
                                        2001 2000 1999 1998 1997 2002   2001
                                        ---- ---- ---- ---- ---- ----   ----
     Ratio of Earnings to Fixed Charges (a)  (a)  (a)  (a)  (a)  (a)    (a)

--------
(a) Earnings were inadequate to cover fixed charges for the three month periods ended March 31, 2002 and 2001, and for each of the five years in the period ended December 31, 2001. Additional earnings would have been required to cover fixed charges for the three month periods ended March 31, 2002 and 2001 in the amount of (in thousands) $8,147 and $31,947, respectively, and for each of the five years in the period ended December 31, 2001, in the amount of (in thousands) 2001 $99,186; 2000 $97,530; 1999 $40,116; 1998
    $3,492; and 1997 $4,695.

    Earnings available for fixed charges equals loss before income taxes, plus fixed charges and amortization of capitalized interest, less the accretion of preferred stock redemption value and capitalized interest. Fixed charges consist of interest expense (including amortization of debt costs relating to our indebtedness), non-cash interest expense, approximately one-third of rent expense as representative of the interest portion of rentals, capitalized interest, and the accretion of our preferred stock's redemption value.

                      SELECTED HISTORICAL FINANCIAL DATA

   The following table contains our selected historical financial data. The selected historical financial data have been derived from our audited consolidated financial statements for each of the fiscal years for the five year period ended December 31, 2001, which have been audited by McGladrey & Pullen, LLP, independent public accountants, and the unaudited financial statements for the three month periods ended March 31, 2002 and 2001. The "Selected Historical Financial Data" should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes incorporated herein by reference.


                                                                         Year Ended December 31,
                                                    -----------------------------------------------------------------
                                                        2001          2000          1999         1998         1997
                                                    ------------  ------------  -----------  -----------  -----------
                                                                                        (dollars in thousands)
Statement of Operations Data:
Net revenue........................................ $    208,908  $    154,021  $    58,999  $    44,820  $    30,456
                                                    ------------  ------------  -----------  -----------  -----------
Expenses:
Direct operating...................................      100,347        60,987       24,441       15,794        9,184
Selling, general and administrative (excluding
 non-cash stock-based compensation)................       42,485        36,600       11,611        8,877        5,845
Corporate..........................................       15,636        12,741        5,809        3,963        3,899
Non-cash stock-based compensation (1)..............        3,243         5,822       29,143          500          900
Depreciation and amortization......................      120,017        69,238       15,982       10,934       10,216
                                                    ------------  ------------  -----------  -----------  -----------
Total expenses.....................................      281,728       185,388       86,986       40,068       30,044
                                                    ------------  ------------  -----------  -----------  -----------
Operating income (loss)............................      (72,820)      (31,367)     (27,987)       4,752          412
Interest expense, net..............................      (20,978)      (23,916)      (9,591)      (8,244)      (5,107)
Non-cash interest expense relating to related party
 beneficial conversion options (2).................           --       (39,677)      (2,500)          --           --
Gain on sale of media properties...................        4,977            --           --           --           --
                                                    ------------  ------------  -----------  -----------  -----------
Loss before income taxes...........................      (88,821)      (94,960)     (40,078)      (3,492)      (4,695)
Income tax (expense) benefit (3)...................       22,999         2,934          121         (210)       7,531
                                                    ------------  ------------  -----------  -----------  -----------
Net income (loss) before equity in earnings of
 nonconsolidated affiliates........................      (65,822)      (92,026)     (39,957)      (3,702)       2,836
Equity in income (loss) of nonconsolidated
 affiliates........................................           27          (214)          --           --           --
                                                    ------------  ------------  -----------  -----------  -----------
Net income (loss) before cumulative effect of a
 change in accounting principle....................      (65,795)      (92,240)     (39,957)      (3,702)       2,836
Cumulative effect of a change in accounting
 principle, net of taxes of $13,420(4).............           --            --           --           --           --
                                                    ------------  ------------  -----------  -----------  -----------
Net income (loss)..................................      (65,795)      (92,240) $   (39,957) $    (3,702) $     2,836
                                                                                ===========  ===========  ===========
Accretion of preferred stock redemption value......       10,117         2,449
                                                    ------------  ------------
Net loss applicable to common stock................ $    (75,912) $    (94,689)
                                                    ============  ============
Net loss per share, basic and diluted.............. $      (0.66) $      (0.27)
                                                    ============  ============
Weighted average common shares outstanding,
 basic and diluted.................................  115,223,005   115,287,988
                                                    ============  ============
Pro forma: (5)
   Provision for income tax benefit................                      5,904        2,499          322          643
                                                                  ------------  -----------  -----------  -----------
   Net loss applicable to common stock.............               $    (88,785) $   (37,579) $    (3,170) $    (4,052)
                                                                  ============  ===========  ===========  ===========
Per share data:
   Net loss per share, basic and diluted...........               $      (1.34) $     (1.16) $     (0.10) $     (0.12)
                                                                  ============  ===========  ===========  ===========
   Weighted average common shares
    outstanding, basic and diluted.................                 66,451,637   32,402,378   32,894,802   32,972,425
                                                                  ============  ===========  ===========  ===========
Loss per L.L.C. membership unit (6)................               $     (31.04) $    (19.12) $     (0.07) $     (1.19)
                                                                  ============  ===========  ===========  ===========

                                                        Three Month Period
                                                          Ended March 31,
                                                    --------------------------
                                                        2002          2001
                                                    ------------  ------------
                                                      (dollars in thousands)

Statement of Operations Data:
Net revenue........................................ $     49,128  $     43,954
                                                    ------------  ------------
Expenses:
Direct operating...................................       25,766        22,993
Selling, general and administrative (excluding
 non-cash stock-based compensation)................       11,139        10,139
Corporate..........................................        3,715         3,540
Non-cash stock-based compensation (1)..............          981           959
Depreciation and amortization......................        6,616        30,587
                                                    ------------  ------------
Total expenses.....................................       48,217        68,218
                                                    ------------  ------------
Operating income (loss)............................          911       (24,264)
Interest expense, net..............................       (6,597)       (6,164)
Non-cash interest expense relating to related party
 beneficial conversion options (2).................           --            --
Gain on sale of media properties...................           --            --
                                                    ------------  ------------
Loss before income taxes...........................       (5,686)      (30,428)
Income tax (expense) benefit (3)...................        1,100        10,881
                                                    ------------  ------------
Net income (loss) before equity in earnings of
 nonconsolidated affiliates........................       (4,586)      (19,547)
Equity in income (loss) of nonconsolidated
 affiliates........................................          (18)           --
                                                    ------------  ------------
Net income (loss) before cumulative effect of a
 change in accounting principle....................       (4,604)      (19,547)
Cumulative effect of a change in accounting
 principle, net of taxes of $13,420(4).............      (46,171)           --
                                                    ------------  ------------
Net income (loss)..................................      (50,775)      (19,547)

Accretion of preferred stock redemption value......        2,449         1,421
                                                    ------------  ------------
Net loss applicable to common stock................ $    (53,224) $    (20,968)
                                                    ============  ============
Net loss per share, basic and diluted.............. $      (0.45) $      (0.18)
                                                    ============  ============
Weighted average common shares outstanding,
 basic and diluted.................................  117,653,254   114,806,925
                                                     ===========   ===========
Pro forma: (5)
   Provision for income tax benefit................

   Net loss applicable to common stock.............

Per share data:
   Net loss per share, basic and diluted...........

   Weighted average common shares
    outstanding, basic and diluted.................

Loss per L.L.C. membership unit (6)................



                                                                     Year Ended December 31,
                                                      -----------------------------------------------------
                                                         2001         2000       1999      1998      1997
-                                                     ----------  -----------  --------  --------  --------
                                                                                  (dollars in thousands)

Other Financial Data:
Broadcast cash flow (7).............................. $   66,076  $    56,434  $ 22,947  $ 20,149  $ 15,427
EBITDA (7)...........................................     50,440       43,693    17,138    16,186    11,528
Cash flows from (used in) operating activities.......     11,998       10,608     6,128     7,658     6,509
Cash flows used in investing activities..............    (63,733)  (1,002,300)  (59,063)  (25,586)  (61,908)
Cash flows from financing activities.................      1,524    1,058,559    51,631    19,339    54,763
Capital expenditures.................................     28,941       23,675    12,825     3,094     2,366

                                                        Three Month Period
                                                          Ended March 31,
                                                      ----------------------
                                                         2002        2001
-                                                     ----------  ----------
                                                      (dollars in thousands)

Other Financial Data:
Broadcast cash flow (7).............................. $   12,223  $   10,822
EBITDA (7)...........................................      8,508       7,282
Cash flows from (used in) operating activities.......      9,586      (1,228)
Cash flows used in investing activities..............    (31,003)    (30,378)
Cash flows from financing activities.................     21,669       1,066
Capital expenditures.................................      5,904       8,274


                                                                        As of December 31,
                                                      -----------------------------------------------------
                                                         2001         2000       1999      1998      1997
                                                      ----------  -----------  --------  --------  --------
                                                                                  (dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents............................ $   19,013  $    69,224  $  2,357  $  3,661  $  2,250
Total assets.........................................  1,535,517    1,560,493   205,017   131,291   111,953
Long-term debt, including current portion............    252,769      254,947   167,306    99,737    74,656
Series A mandatorily redeemable convertible preferred
 stock...............................................     90,720       80,603        --        --        --
Total equity.........................................    987,395    1,055,377    28,011    24,871    32,057

                                                          As of March 31,
                                                      ----------------------
                                                         2002        2001
                                                      ----------  ----------
                                                      (dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents............................ $   19,265  $   38,684
Total assets.........................................  1,497,645   1,515,915
Long-term debt, including current portion............    241,213     255,023
Series A mandatorily redeemable convertible preferred
 stock...............................................     93,169      82,024
Total equity.........................................    977,877   1,036,551

Goodwill and Other Intangible Assets-Adoption of SFAS No. 142:

   See Note 4 to Notes to our financial statements included in our Quarterly Report on Form 10-Q for the three month period ended March 31, 2002 regarding the effects of our adoption of SFAS No. 142.

   A reconciliation of previously reported net loss applicable to common stock and basic and diluted loss per share to the amounts adjusted for the exclusion of the amortization of goodwill and our indefinite life intangible assets, net of the related income tax, follows:







                                                                                                   Three Month Period
                                                                         Year Ended December 31,      Ended March 31,
                                                                     ----------------------------  ------------------
                                                                        2001      2000      1999      2002      2001
                                                                      --------  --------  --------  --------  --------
                                                                        (dollars in thousands, except per share data)
Reported net loss applicable to common stock (8)..................... $(75,912) $(88,785) $(37,579) $(53,224) $(20,968)
Add back:
    Goodwill amortization............................................   18,658     8,556     1,017        --     2,815
    Other identified indefinite life intangible asset amortization...   39,322    21,254     4,529        --    10,967
                                                                      --------  --------  --------  --------  --------
Adjusted net loss applicable to common stock......................... $(17,932) $(58,975) $(32,033) $(53,224) $ (7,186)
                                                                      ========  ========  ========  ========  ========
Basic and diluted loss per share:
Reported net loss applicable to common stock (8)..................... $  (0.66) $  (1.34) $  (1.16) $  (0.45) $  (0.18)
Add back:
    Goodwill amortization............................................     0.16      0.13      0.03        --      0.02
    Other identified indefinite life intangible asset amortization...     0.34      0.32      0.14        --      0.10
                                                                      --------  --------  --------  --------  --------
Adjusted net loss applicable to common stock......................... $  (0.16) $  (0.89) $  (0.99) $  (0.45) $  (0.06)
                                                                      ========  ========  ========  ========  ========

--------
(footnotes on next page)

--------
(footnotes from preceding page)

(1) Non-cash stock-based compensation consists primarily of compensation expense relating to stock awards granted to our employees and consultants and vesting of the intrinsic value of unvested options exchanged in our acquisition of Z-Spanish Media Corporation in 2000.

(2) Non-cash interest expense charges related to the estimated intrinsic value of the conversion options contained in our subordinated note to Univision in the amount of $2.5 million in 1999 and $31.6 million in 2000, and the conversion option feature in our convertible subordinated note in the amount of $8.1 million in 2000.

(3) Included in the 1997 income tax expense is a $7.8 million tax benefit that resulted from the reversal of previously recorded deferred tax liabilities that were established in our acquisition of television station KNVO-TV, upon its conversion from a C-corporation to an S-corporation. Included in the 2000 income tax benefit is a charge of $10.5 million relating to the effect of change in tax status, which resulted from the recording of a net deferred tax liability upon our reorganization from a limited liability company to a C-corporation, effective with our IPO.

(4) The cumulative effect of a change in accounting principles relates to our adoption of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets".

(5) Pro forma net loss applicable to common stock and pro forma basic and diluted net loss per share give effect to our reorganization from a limited liability company to a C-corporation for federal and state income tax purposes and assume that we were subject to corporate income taxes at an effective combined federal and state income tax rate of 40% before the effect of amortization of non-tax deductible goodwill, non-cash stock-based compensation and non-cash interest expense for each of the three years in the period ended December 31, 1999. The December 31, 2000 statement of operations reflects operations and the related income tax benefit as a C-corporation for the period subsequent to our reorganization. Pro forma income tax expense is presented for the period from January 1, 2000 through the August 2, 2000 reorganization on the same basis as the preceding years.

(6) Loss per membership unit is computed as net loss of our predecessor divided by the number of membership units as of the last day of each reporting period. For 2000, loss per membership unit is for the period from January 1, 2000 through the August 2, 2000 reorganization.

(7) Broadcast cash flow means net revenue less operating, selling, general and administrative expenses. EBITDA means broadcast cash flow less corporate expenses. Although broadcast cash flow and EBITDA are not measures of performance as determined in accordance with accounting principles generally accepted in the U.S., we believe that they are comparable to the data provided by other companies in the broadcast industry, and are useful to an investor as a measure of performance and comparison in our industry. However, broadcast cash flow and EBITDA should not be construed as a alternative to operating income as an indicator of operating performance or to cash flows from operating activities (as determined in accordance with accounting principles generally accepted in the U.S.) as a measure of liquidity. Moreover, the way in which we calculate broadcast cash flow and EBITDA may differ from that of companies reporting similarly named measures.

(8) Reported net loss applicable to common stock for the years ended December 31, 2000 and 1999, used to reflect our adoption of SFAS No. 142, is adjusted to reflect the pro forma effect to our reorganization from a limited liability company to a C-corporation, as described in Note 5 above.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

   The following discussion of our consolidated results of operations and cash flows for the three month periods ended March 31, 2002 and 2001, should be read in conjunction with our consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the three month period ended March 31, 2002, and such discussion is as of the end of such period, unless otherwise indicated.

Overview

   We generate revenue from sales of national and local advertising time on television and radio stations and advertising on our billboards and in our publication. Advertising rates are, in large part, based on each media's ability to attract audiences in demographic groups targeted by advertisers. We recognize advertising revenue when commercials are broadcast and outdoor advertising services and publishing services are provided. We incur commissions from agencies on local, regional and national advertising. Our revenue reflects deductions from gross revenue for commissions to these agencies. Univision currently owns approximately 31% of our common stock.

   We operate in four reportable segments based upon the types of advertising medium which consist of television broadcasting, radio broadcasting, outdoor advertising and newspaper publishing. We own and/or operate 38 primary television stations that are located primarily in the southwestern U.S. We own and/or operate 54 radio stations (39 FM and 15 AM) located primarily in Arizona, California, Colorado, Illinois, Nevada, New Mexico and Texas. Our outdoor advertising segment consists substantially of approximately 11,200 owned billboards in Los Angeles and New York. Our newspaper publishing operation consists of a publication in New York.

   Our primary expenses are employee compensation, including commissions paid to our sales staff and our national representative firms, marketing, promotion and selling, technical, local programming, engineering and general and administrative. Our local programming costs for television consist of costs related to producing local newscasts in most of our markets.

   Prior to our initial public offering, which was completed on August 2, 2000, we were organized as a Delaware limited liability company and had historically not had material income tax expense or benefit reflected in our statement of operations as the majority of our subsidiaries have been non-taxpaying entities. Federal and state income taxes attributable to income during such periods were incurred and paid directly by the members of our predecessor. However, we are now a taxpaying entity. We anticipate that our future effective income tax rate will vary from 40% due to a portion of our purchase price for the Latin Communications Group Inc. and Z-Spanish Media Corporation acquisitions being allocated to non-tax deductible goodwill.

   In 2001, we began the process of combining television and radio operations to create synergies and achieve cost savings and are continuing that process in 2002.

   As a result of the businesses and other assets we acquired in recent years, approximately 83% of our total assets and 126% of our net assets are intangible. We review our tangible long-lived assets, intangibles related to those assets and goodwill periodically to determine potential impairment. To date, we have determined that no impairment of long-lived tangible assets and intangible assets, other than goodwill, exists. See further discussion below under the heading "Application of Critical Accounting Policies" on accounting for goodwill and other intangible assets and also Note 4 to Notes to our Consolidated Financial Statements for the three month period ended March 31, 2002, regarding the effects of our adoption of SFAS No. 142.

   Loss per share for the three month period ended March 31, 2001 as adjusted to reflect the adoption of SFAS No. 142 as if it had been adopted in 2001 would have been ($0.05) per share. Pro forma loss per share for the three month period ended March 31, 2002, as adjusted to reverse the effect of the impairment charge recorded as a result of the adoption of SFAS No. 142 would have been ($0.06) per share.

   On March 18, 2002, we issued $225 million of the Outstanding Notes and subsequently amended our bank credit facility.

   On May 1, 2002, we acquired substantially all of the assets of radio station KXPK-FM in Denver, Colorado, for approximately $47.7 million in cash. On June 5, 2002, we entered into a definitive agreement to acquire substantially all of the assets of KTCY-FM, in Dallas, Texas, for approximately $35 million in cash. Concurrently with the execution of this agreement, we began operating this station under a time brokerage agreement.

Application of Critical Accounting Policies

   Critical accounting policies are defined as those that are the most important to the portrayal of our financial condition and results. Critical accounting policies require management's subjective judgment, and may potentially result in materially different results under different assumptions and conditions. The following are our critical accounting policies.

   Goodwill and Other Intangible Assets

      Effective January 1, 2002 we adopted the provisions of SFAS No. 142 and determined each of our operating segments to be a reporting unit. Upon adoption, we assigned all of our assets and liabilities to our reporting units and ceased amortizing goodwill and our indefinite life intangible assets. We believe that our broadcast licenses, television network affiliation agreements, time brokerage agreements and radio network are indefinite life intangible assets.

      In performing our transitional goodwill impairment test we recorded a goodwill impairment charge related to our outdoor operating segment of approximately $46.2 million, net of taxes of $13.4 million, as the cumulative effect of a change in accounting principle. While we have completed our assessment using our internally developed models for determining fair value, we are in the process of obtaining a valuation by an independent appraisal firm. This external appraisal could result in an additional impairment charge and that charge could be material.

      We believe that the accounting estimates related to fair value and goodwill and other intangible asset impairment is a "critical accounting estimate" because: (1) goodwill and other intangible assets are our most significant assets; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet as well as our net loss could be material. The assumptions about future cash flows on the assets under evaluation are critical. Our assumptions about future revenue and cash flows require significant judgement because of the effects of September 11/th/, the current state of the economy and the fluctuation of actual revenue. Additionally, some stations under evaluation have had limited cash flow due to planned conversion of format or station power. The assumptions about cash flows after conversion reflect our estimates of how these stations are expected to perform based on similar stations and markets and possible proceeds from the sale of the assets. If the expected cash flows are not realized, impairment losses may be recorded in the future. We have discussed the development and selection of these critical accounting estimates with the Audit Committee of our Board of Directors, and the Audit Committee has reviewed our related disclosure in Management's Discussion and Analysis of Financial Condition and Results of Operations.

      We develop our future revenue estimates based on projected rating increases, planned timing of signal strength increases, planned timing of promotional events, customer commitments, and available unsold inventory. Our estimates of future cash flows and EBITDA assume that our revenue will grow at rates consistent with historical rates.

   Allowance for Doubtful Accounts

      We evaluate the collectibility of our trade accounts receivable based on a number of factors. In circumstances where we are aware of a specific customer's inability to meet its financial obligations to us, a specific reserve for bad debts is estimated and recorded which reduces the recognized receivable to the estimated amount we believe will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our recent past loss history and an overall assessment of past due trade accounts receivable amounts outstanding.

   Property and Equipment

      Property and equipment is recorded at cost and is depreciated on accelerated and straight-line methods over the estimated useful lives of such assets. Changes in circumstances such as technological advances, changes to our business model or changes in our capital strategy could result in the actual useful lives differing from our estimates. In those cases where we determine that the useful life of property and equipment should be shortened, we would depreciate the net book value in excess of the estimated salvage value over its revised remaining useful life. Factors such as changes in the planned use of equipment or mandated regulatory requirements could result in shortened useful lives.

      We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The estimate of future cash flow is based upon, among other things, certain assumptions about expected future operating performance. Our estimate of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to our business model or changes in our operating performance. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the asset, the asset will be written down to its estimated fair value.

   Deferred Tax Assets

      Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is determined to be more likely than not that some portion or all of the deferred tax assets will not be realized. We have considered future taxable income and prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In the event we determine we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the carrying value of the deferred tax assets would be charged to income in the period in which such determination was made.

   Additional Information

      For additional information on our significant accounting policies, see
   Note 1 to Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2001.

                    Three Month Period Ended March 31, 2002
            Compared to the Three Month Period Ended March 31, 2001

   The following table sets forth selected data from our operating results for the three month periods ended March 31, 2002 and 2001 (dollars in thousands):

                                                                           Three Month Period
                                                                             Ended March 31,
                                                                           ------------------
                                                                             2002      2001    % Change
                                                                           --------  --------  --------
Statement of Operations Data:
   Net revenue............................................................ $ 49,128  $ 43,954     12%
   Direct operating expenses..............................................   25,766    22,993     12%
   Selling, general and administrative expenses...........................   11,139    10,139     10%
   Corporate expenses.....................................................    3,715     3,540      5%
   Depreciation and amortization..........................................    6,616    30,587    (78)%
   Non-cash stock-based compensation......................................      981       959      2%
                                                                           --------  --------
   Operating income (loss)................................................      911   (24,264)     *
   Interest expense, net..................................................    6,597     6,164      7%
                                                                           --------  --------
   Loss before income taxes...............................................   (5,686)  (30,428)   (81)%
   Income tax benefit.....................................................    1,100    10,881    (90)%
                                                                           --------  --------
   Net loss before equity in earnings of nonconsolidated affiliates.......   (4,586)  (19,547)   (77)%
   Equity in net loss of nonconsolidated affiliates.......................      (18)       --      *
                                                                           --------  --------
   Net loss before cumulative effect of a change in accounting principle..   (4,604)  (19,547)   (76)%
   Cumulative effect of a change in accounting principle, net of taxes of
     $13,420..............................................................  (46,171)       --      *
                                                                           --------  --------
   Net loss............................................................... $(50,775) $(19,547)
                                                                           ========  ========
Other Data:
   Broadcast cash flow.................................................... $ 12,223  $ 10,822     13%
   EBITDA.................................................................    8,508     7,282     17%
   Cash flows provided by (used in) operating activities..................    9,586    (1,228)     *
   Cash flows used in investing activities................................  (31,003)  (30,378)     2%
   Cash flows provided by financing activities............................   21,669     1,066      *
   Capital expenditures...................................................    5,904     8,274    (29)%

--------
* not meaningful

   Broadcast cash flow means operating income (loss) before corporate expenses, depreciation and amortization and non-cash stock-based compensation. We have presented broadcast cash flow, which we believe is comparable to the data provided by other companies in the broadcast industry, because such data is commonly used as a measure of performance in our industry. However, broadcast cash flow should not be construed as an alternative to operating income (as determined in accordance with accounting principles generally accepted in the U.S.) as an indicator of operating performance or to cash flows from operating activities (as determined in accordance with accounting principles generally accepted in the U.S.) as a measure of liquidity.

   EBITDA means broadcast cash flow less corporate expenses and is commonly used in the broadcast industry to analyze and compare broadcast companies on the basis of operating performance, leverage and liquidity. EBITDA, as presented above, may not be comparable to similarly titled measures of other companies unless such measures are calculated in substantially the same fashion. EBITDA should not be construed as an alternative to operating income (as determined in accordance with accounting principles generally accepted in the U.S.) as an indicator of operating performance or to cash flows from operating activities (as determined in accordance with accounting principles generally accepted in the U.S.) as a measure of liquidity.

Consolidated Operations

   Net Revenue. Net revenue increased to $49.1 million for the three month period ended March 31, 2002 from $44 million for the three month period ended March 31, 2001, an increase of $5.1 million. This increase was primarily attributable to the net revenue increase in the television and radio stations that we owned or operated during the entire three month periods ended March 31, 2002 and 2001. On a same station basis for broadcast properties we owned or operated for the three month periods ended March 31, 2002 and 2001, there was an increase of $5 million, or 15%. This increase was primarily attributable to increased advertising sold (referred to as "inventory" in the broadcasting industry) and increased rates for that inventory.

   Direct Operating Expenses. Direct operating expenses increased to $25.8 million for the three month period ended March 31, 2002 from $23 million for the three month period ended March 31, 2001, an increase of $2.8 million. On a same station basis, for the properties we owned or operated during the entire three month periods ended March 31, 2002 and 2001, direct operating expenses increased $2.1 million or 9%. This increase was primarily attributable to increases in commissions and national representation fees associated with the increase in net revenue and increase in the cost of rating services. The increase was also partially attributable to a full three months of operations of our 2001 acquisitions and our Telefutura affiliates, which together accounted for $0.7 million of the increase. As a percentage of net revenue, direct operating expenses remained constant at 52% for the three month periods ended March 31, 2002 and 2001. The decrease in direct operating expense as a percentage of net revenue from the properties we owned or operated during the entire three month periods ended March 31, 2002 and 2001 was offset by the increase in direct expenses for the 2001 acquisitions and our Telefutura affiliates.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $11.1 million for the three month period ended March 31, 2002 from $10.1 million for the three month period ended March 31, 2001, an increase of $1 million. On a same station basis, for the properties we owned or operated during the entire three month periods ended March 31, 2002 and 2001, selling, general and administrative expenses increased $0.6 million or 6%. This increase was primarily attributable to increases in marketing, promotion and insurance costs. The increase was also partially attributable to a full three months of operations of our 2001 acquisitions, which accounted for approximately $0.4 million of the increase. As a percentage of net revenue, selling, general and administrative expenses remained constant at 23% for the three month periods ended March 31, 2002 and 2001. The decrease in selling, general and administrative expense as a percentage of net revenue from the properties we owned or operated during the entire three month periods ended March 31, 2002 and 2001, was offset by the increase in selling, general and administrative expenses for the 2001 acquisitions and our Telefutura affiliates.

   Depreciation and Amortization. Depreciation and amortization decreased to $6.6 million for the three month period ended March 31, 2002 from $30.6 million for the three month period ended March 31, 2001, a decrease of $24 million. This decrease was primarily due to the adoption of SFAS No. 142, which resulted in a decrease of approximately $22.2 million of amortization expense. The decrease was also partially attributable to no amortization expense of intangibles that were completely amortized in 2001. These decreases were partially offset by increased depreciation as a result of additional assets from our 2001 acquisitions and our Telefutura affiliates.

   Corporate Expenses. Corporate expenses increased to $3.7 million for the three month period ended March 31, 2002 from $3.5 million for the three month period ended March 31, 2001, an increase of $0.2 million. The increase was primarily attributable to increased insurance costs.

   Non-Cash Stock-Based Compensation. Non-cash stock-based compensation was $1 million for the three month periods ended March 31, 2002 and 2001. Non-cash stock-based compensation consists primarily of compensation expense relating to stock awards granted to our employees and consultants. We expect to continue to make stock-based awards to our employees and consultants in the future.

   Operating Income (Loss). As a result of the above factors, we had operating income of $0.9 million for the three month period ended March 31, 2002 compared to an operating loss of $24.3 million for the three month period ended March 31, 2001, an increase of $25.2 million. The increase was primarily due to the decrease in amortization expense as a result of adopting SFAS No. 142.

   Interest Expense, Net. Net interest expense increased to $6.6 million for the three month period ended March 31, 2002 from $6.2 million for the three month period ended March 31, 2001, an increase of $0.4 million. The increase was primarily a result of an increase in interest expense of approximately $2.7 million relating to the write-off of deferred debt costs as a result of the repayment of the outstanding balances under our bank credit facility with the proceeds of our Outstanding Notes issued on March 18, 2002. This increase was offset primarily by lower interest rates and our reduced debt due to the retirement of a $37.5 million note payable with the issuance of approximately
3.6 million shares of Class A common stock and a cash payment of approximately $0.3 million.

   Net Loss. Net loss increased to $50.8 million for the three month period ended March 31, 2002 from $19.5 million for the three month period ended March 31, 2001, an increase of $31.3 million. This increase was primarily the result of a write-down relating to our outdoor segment in accordance with SFAS No. 142 in the amount of $46.2 million net of taxes of $13.4 million, offset by a reduction in our amortization expense in the amount of $22.2 million.

   Broadcast Cash Flow. Broadcast cash flow increased to $12.2 million for the three month period ended March 31, 2002 from $10.8 million for the three month period ended March 31, 2001, an increase of $1.4 million. As a percentage of net revenue, broadcast cash flow remained constant at 25% for the three month periods ended March 31, 2002 and 2001. On a same station basis, for the properties we owned or operated during the entire three month periods ended March 31, 2002 and 2001, broadcast cash flow increased $1.5 million or 14%. As a percentage of net revenue for properties we owned or operated during the entire three month periods ended March 31, 2002 and 2001, broadcast cash flow increased to 26% for the three month period ended March 31, 2002 from 25% for the three month period ended March 31, 2001.

   EBITDA. EBITDA increased to $8.5 million for the three month period ended March 31, 2002 from $7.3 million for the three month period ended March 31, 2001, an increase of $1.2 million. As a percentage of net revenue, EBITDA remained constant at 17% for the three month periods ended March 31, 2002 and 2001. On a same station basis, for the properties we owned or operated during the entire three month periods ended March 31, 2002 and 2001, EBITDA increased $1.3 million or 18%. As a percentage of net revenue for properties we owned or operated during the entire three month periods ended March 31, 2002 and 2001, EBITDA increased to 18% for the three month period ended March 31, 2002 from 17% for the three month period ended March 31, 2001. The increase in EBITDA as a percentage of revenue was primarily due to the increase of net revenue partially offset by the increase of direct operating and selling, general and administrative expenses.

Segment Operations

  Television

   Net Revenue. Net revenue in our television segment increased to $24 million for the three month period ended March 31, 2002 from $19.8 million for the three month period ended March 31, 2001, an increase of $4.2 million. This increase was partially attributable to a full three months of operations of our 2001 acquisitions, which accounted for $1.1 million of the increase, and our Telefutura affiliates in markets where we currently operate a Univision station, which accounted for $0.2 million of the increase. On a same station basis, for the stations we owned or operated during the entire three month periods ended March 31, 2002 and 2001, net revenue increased $2.9 million. This increase was attributable to a combination of an increase in rates and inventory sold.

   Direct Operating Expenses. Direct operating expenses in our television segment increased to $11 million for the three month period ended March 31, 2002 from $9 million for the three month period ended March 31, 2001, an increase of $2 million. This increase was partially attributable to a full three months of operations of our 2001 acquisitions, which accounted for $0.5 million of the increase, and our Telefutura affiliates, which accounted for $0.3 million of the increase. On a same station basis, for the stations we owned or operated during the entire three month periods ended March 31, 2002 and 2001, direct operating expenses increased $1.2 million. This increase was primarily attributable to an increase in commissions and national representation fees associated with the increase in net revenue and an increase in the cost of rating services.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses in our television segment increased to $5.1 million for the three month period ended March 31, 2002 from $4.4 million for the three month period ended March 31, 2001, an increase of $0.7 million. This increase was primarily attributable to a full three months of operations of our 2001 acquisitions, which accounted for $0.5 million of the increase. On a same station basis, for the stations we owned or operated during the entire three month periods ended March 31, 2002 and 2001, selling, general and administrative expenses increased $0.2 million. This increase was primarily attributable to increased insurance costs.

  Radio

   Net Revenue. Net revenue in our radio segment increased to $14.8 million for the three month period ended March 31, 2002 from $13 million for the three month period ended March 31, 2001, an increase of $1.8 million. On a same station basis, for the stations we owned or operated during the entire three month periods ended March 31, 2002 and 2001, net revenue increased $2.1 million. This increase was primarily attributable to increased ratings and sales incentive programs. The increase was partially offset by a reduction in net revenue as a result of stations that were sold in 2001.

   Direct Operating Expenses. Direct operating expenses in our radio segment increased to $6.5 million for the three month period ended March 31, 2002 from $5.9 million for the three month period ended March 31, 2001, an increase of $0.6 million. On a same station basis, for the stations we owned or operated during the entire three month periods ended March 31, 2002 and 2001, direct operating expenses increased $0.8 million. This increase was primarily attributable to an increase in commissions associated with the increase in net revenue. The increase was partially offset by the reduction in direct operating expenses as a result of stations that were sold in 2001.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses in our radio segment increased to $4.3 million for the three month period ended March 31, 2002 from $3.9 million for the three month period ended March 31, 2001, an increase of $0.4 million. On a same station basis, for the stations we owned or operated during the entire three month periods ended March 31, 2002 and 2001, selling, general and administrative expenses increased $0.4 million. This increase was primarily attributable to increases in marketing and promotion expenses in two large markets.

  Outdoor

   Net Revenue. Net revenue in our outdoor segment decreased to $5.7 million for the three month period ended March 31, 2002 from $6.5 million for the three month period ended March 31, 2001, a decrease of $0.8 million. This decrease was primarily attributable to a decline in the average monthly rate of boards sold, partially offset by an increase in overall billboard occupancy during the period.

   Direct Operating Expenses. Direct operating expenses in our outdoor segment remained constant at $4.7 million for the three month period ended March 31, 2002 compared to the three month period ended March 31, 2001.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses in our outdoor segment remained constant at $0.9 million for the three month period ended March 31, 2002 compared to the three month period ended March 31, 2001.

  Publishing

   Net Revenue. Net revenue in our publishing segment decreased to $4.6 million for the three month period ended March 31, 2002 from $4.7 million for the three month period ended March 31, 2001, a decrease of $0.1 million.

   Direct Operating Expenses. Direct operating expenses in our publishing segment increased to $3.5 million for the three month period ended March 31, 2002 from $3.4 million for the three month period ended March 31, 2001, an increase of $0.1 million.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses in our publishing segment decreased to $0.8 million for the three month period ended March 31, 2002 from $0.9 million for the three month period ended March 31, 2001, a decrease of $0.1 million.

Liquidity and Capital Resources

   Our primary sources of liquidity are cash provided by operations and available borrowings under our bank credit facility. We have a $400 million credit facility which is comprised of a $250 million revolver, and a $150 million uncommitted loan facility expiring in 2007. Our bank credit facility is secured by substantially all of our assets as well as the pledge of the stock of several of our subsidiaries including our special purpose subsidiaries formed to hold our FCC licenses. The revolving facility bears interest at LIBOR (1.88% at March 31, 2002) plus a margin ranging from 0.875% to 3.25% based on our leverage. In addition, we pay a quarterly loan commitment fee ranging from 0.25% to 0.75% per annum, which is levied upon the unused portion of the amount available. As of March 31, 2002, there was no amount outstanding under our bank credit facility, as described below. As of the date of this prospectus, we had approximately $35 million outstanding under our bank credit facility.

   Our bank credit facility contains a mandatory prepayment clause in the event that we liquidate any assets if the proceeds are not utilized to acquire assets of the same type within 180 days, receive insurance or condemnation proceeds which are not fully utilized toward the replacement of such assets or have excess cash flow (as defined in our Credit Agreement), 50% of which excess cash flow shall be used to reduce our outstanding loan balance.

   Our bank credit facility contains certain financial covenants relating to maximum total debt ratio, minimum total interest coverage ratio and a fixed charge coverage ratio. The covenants become increasingly restrictive in the later years of our bank credit facility. Our bank credit facility also contains restrictions on the incurrence of additional debt, the payment of dividends, acquisitions and the sale of assets over a certain limit. Additionally, we are required to enter into interest rate agreements if our leverage exceeds certain limits (as defined in our Credit Agreement).

   Our bank credit facility requires us to maintain our FCC licenses for our broadcast properties and contains other operating covenants, including restrictions on our ability to incur additional indebtedness and pay dividends.

   Acquisitions having an aggregate maximum consideration during the term of our Credit Agreement of greater than $25 million but less than or equal to $100 million are conditioned on delivery to the agent bank of a covenant compliance certificate showing (i) pro forma calculations assuming such acquisition had been consummated and (ii) revised projections for those acquisitions. For acquisitions having an aggregate maximum consideration during the term of the Credit Agreement in excess of $100 million, majority lender consent of the bank group is required. In addition, subject to delivery of a covenant compliance certificate, we have received pre-approval for certain identified potential acquisitions, in the aggregate amount of $100 million. Of this amount, $47.5 million was used to acquire KXPK-FM, in Denver, Colorado. As of the date of this prospectus, we have not entered into definitive agreements for any such additional acquisitions and we can give no assurance that any such acquisitions will be consummated. We can draw on our revolving credit facility without prior approval for working capital needs and acquisitions less than $25 million.

   On February 8, 2002, we retired a $37.5 million note payable with the issuance of approximately 3.6 million shares of our Class A common stock and approximately $0.3 million in cash.

   On March 18, 2002, we issued the Outstanding Notes, which bear interest at 8 1/8% per year, payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2002. The net proceeds from the Outstanding Notes were used to pay all indebtedness outstanding under our bank credit facility and for general corporate purposes.

   In connection with the issuance of the Outstanding Notes, we amended our bank credit facility as follows:

  . to incorporate certain restrictions and covenants from the Indenture governing the Notes into our bank credit facility;

  . to provide that in the event that we have excess cash flow at the end of any of our fiscal years ending on or after December 31, 2003, we are required to prepay the loans with 50% of our excess cash flow with respect to such fiscal year (but only if our ratio of total debt to operating cash flow, together with that of our subsidiaries on a consolidated basis, is
     4.5 to 1 or greater);

  . to provide that for the revolving loans, the maximum margin above LIBOR is 3.25% with respect to LIBOR loans and 2.25% above base rate with respect to base rate loans;

  . to pre-approve approximately $100 million of certain identified acquisitions;

  . to reset and increase the amount available for future acquisitions to $100 million, in addition to the pre-approved acquisitions; and

  . to permit the establishment of a new venture into which we may contribute certain media assets in exchange for an equity interest in such venture.

   Net cash flow provided by operating activities was approximately $9.6 million for the three month period ended March 31, 2002, from cash used of approximately $1.2 million for the three month period ended March 31, 2001.

   Net cash flow used in investing activities was approximately $31 million for the three month period ended March 31, 2002, compared to $30.4 million for three month period ended March 31, 2001. During the three month period ended March 31, 2002, we acquired media properties for a total of approximately
$19.4 million, consisting primarily of a television station in El Paso, Texas for approximately $18 million, made a deposit for radio station KXPK-FM in Denver, Colorado for $5.9 million and made capital expenditures of approximately $5.7 million.

   Net cash flow from financing activities was approximately $21.7 million for the three month period ended March 31, 2002 compared to $1.1 million for the three month period ended March 31, 2001. During the three month period ended March 31, 2002, we received net proceeds from the sale of our Notes of $218.7 million and used a portion of those proceeds to repay our indebtedness under our bank credit facility in the amount of $199.1 million. Additionally, we received net proceeds from the exercise of stock options and from shares issued under the 2001 Employee Stock Purchase Plan (the "Purchase Plan") in the amount of approximately $2.1 million.

   During the remainder of 2002, we anticipate our maintenance capital expenditures will be approximately $6.1 million, and our digital television capital expenditures will be approximately $5.5 million. We anticipate paying for these capital expenditures out of net cash flow from operating activities. The amount of these capital expenditures may change based on future changes in business plans, our financial condition and general economic conditions.

   We currently anticipate that funds generated from operations and available borrowings under our credit facility will be sufficient to meet our anticipated cash requirements for the foreseeable future.

   We continually review, and are currently reviewing, opportunities to acquire additional television and radio stations as well as other opportunities targeting the Hispanic market in the U.S. We expect to finance any future acquisitions through funds generated from operations and borrowings under our credit facility and through additional debt and equity financing. Any additional financing, if needed, might not be available to us on reasonable terms or at all. Failure to raise capital when needed could seriously harm our business and our acquisition strategy. If additional funds were raised through the issuance of equity securities, the percentage of ownership of our stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our Class A common stock.

   On March 19, 2001, our Board of Directors approved a stock repurchase program. We are authorized to repurchase up to $35 million of our outstanding Class A common stock from time to time in open market transactions at prevailing market prices, block trades and private repurchases. The extent and timing of any repurchases will depend on market conditions and other factors. We intend to finance stock repurchases, if and when made, with our available cash on hand and cash provided by operations. No shares of Class A common stock have been repurchased under the stock repurchase program.

   On April 4, 2001, our Board of Directors adopted the Purchase Plan. The Purchase Plan was approved by our stockholders on May 10, 2001 at our 2001 Annual Meeting of Stockholders. Subject to adjustments in our capital structure, as defined in the Purchase Plan, the maximum number of shares of Class A common stock that will be made available for sale under the Purchase Plan is 600,000, plus an annual increase of up to 600,000 shares on the first day of each of the next ten calendar years, beginning January 1, 2002. All of our employees are eligible to participate in the Purchase Plan, provided that they have completed six months of continuous service as an employee as of an offering date. The first offering period under the Purchase Plan commenced on August 15, 2001 and concluded on February 14, 2002. As of March 31, 2002, approximately 45,000 shares were purchased under the Purchase Plan.

   On May 9, 2002, we filed a registration statement with the Commission to register up to $500 million of equity and debt securities, which we may offer from time to time. That registration statement was declared effective by the Commission on May 24, 2002. We have not issued any securities covered by that registration statement.

         DESCRIPTION OF THE 8 1/8% SENIOR SUBORDINATED NOTES DUE 2009

General

   We will issue the Exchange Notes under the Indenture dated as of March 1, 2002 by and among the Company, the Guarantors and Union Bank of California, N.A., as trustee (the "Trustee"). This is the same Indenture under which the Outstanding Notes were issued. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Exchange Notes are subject to all such terms, and Holders of Exchange Notes are referred to the Indenture and the TIA for a statement thereof.

   The following summaries of certain provisions of the Indenture and the Registration Rights Agreement are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture and the Registration Rights Agreement. Copies of the form of Indenture are available as set forth under the heading "Where You Can Find More Information."

   The definitions of certain terms used in the following summary are set forth below under the heading "--Certain Definitions." For purposes of this section, references to "ECC" or "we," "our," or "us" include only Entravision Communications Corporation and its successors in accordance with the terms of the Indenture and, except pursuant to the terms of the Guarantees, not our subsidiaries.

Exchange Notes Versus Outstanding Notes

   The Exchange Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions, registration rights and special redemption provisions do not apply to the Exchange Notes.

   The following description is a summary of the material provisions of the Indenture, and references to the "Notes" refer to both the Outstanding Notes and the Exchange Notes, unless specifically stated otherwise. The following description does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a Holder of the Notes.

Brief Description of the Notes and the Guarantees

   The Notes

      The Notes:

  .  are general unsecured obligations of ECC;

  . are subordinated in right of payment to all existing and future Senior Debt of ECC;

  . are pari passu in right of payment with any future senior subordinated Indebtedness of ECC; and

  .  are unconditionally guaranteed by the Guarantors.

The Guarantees

   The Notes are guaranteed by all of ECC's Domestic Subsidiaries. The Domestic Subsidiaries do not include the Special Purpose License Subsidiaries.

      Each guarantee of the Notes:

  .  is a general unsecured obligation of the Guarantor;

  . is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

  . is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

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

   As of the date of this prospectus, ECC and the Guarantors had total Senior Debt of approximately $35 million. As indicated above and as discussed in detail below under the heading "Subordination," payments on the Notes and under these guarantees are subordinated to the payment of Senior Debt. The Indenture permits us and the Guarantors to incur additional Senior Debt.

   As of the date of the Indenture, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the heading "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries have not guaranteed the Notes.

Principal, Maturity and Interest

   The Indenture permits ECC to issue Notes with a maximum aggregate principal amount of $300 million, of which $225 million were issued to the Initial Purchasers. ECC may issue additional Notes from time to time. Any offering of additional Notes is subject to the covenant described below under the heading "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. ECC will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on March 15, 2009.

   Interest on the Notes accrues at the rate of 8 1/8% per annum and is payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2002. ECC will make each interest payment to the Holders of record on the immediately preceding March 1 and September 1.

   Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

   If a Holder has given wire transfer instructions to ECC, ECC will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City of Los Angeles and State of California unless ECC elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

   The Trustee or its affiliated paying agent is initially acting as paying agent and registrar. ECC may change the paying agent or registrar without prior notice to the Holders of the Notes, and ECC or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

   A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders are required to pay all taxes due on transfer. ECC is not required to transfer or exchange any Note selected for redemption. Also, ECC is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes is to be redeemed.

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

Subsidiary Guarantees

   The Notes are guaranteed by each of ECC's current and future Domestic Subsidiaries. The Domestic Subsidiaries do not include the Special Purpose License Subsidiaries. These Subsidiary Guarantees are joint and several obligations of the Guarantors. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Matters."

   A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than ECC or another Guarantor, unless:

   (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

   (2)  either:

      (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental Indenture satisfactory to the Trustee; or

      (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

   The Subsidiary Guarantee of a Guarantor will be released:

   (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of ECC, if the sale or other disposition complies with the "Asset Sale" provisions of the Indenture;

   (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of ECC, if the sale complies with the "Asset Sale" provisions of the Indenture;

   (3) if ECC designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

   (4) in connection with any transaction whereby a Guarantor is no longer a Restricted Subsidiary immediately after giving effect to such transaction if the transaction complies with the "Asset Sale" provisions of the Indenture; or

   (5) upon the discharge or release of all guarantees of such Guarantor, and all pledges of property or assets of such Guarantor securing all other Indebtedness of ECC and its Restricted Subsidiaries.

   See below under the heading "Repurchase at the Option of Holders--Asset
Sales."

Subordination

   The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes is subordinated to the prior payment in full in cash of all Senior Debt of ECC, including Senior Debt incurred after the date of the Indenture.

   The holders of Senior Debt are entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not a claim for such interest would be allowed in such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes or on account of any purchase or redemption or other acquisition on any Note (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described below under the heading "Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein), in the event of any distribution to creditors of ECC:

   (1)  in a liquidation or dissolution of ECC;

   (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to ECC or its property;

   (3)  in an assignment for the benefit of creditors; or

   (4)  in any marshaling of ECC's assets and liabilities.

   To the extent any payment of Senior Debt (whether by or on behalf of ECC, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

   Neither ECC nor any Guarantor may make any payment in respect of the Notes or on account of any purchase or redemption or other acquisition of any Note (except in Permitted Junior Securities or from the trust described below under the heading "Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein) if:

   (1) a default in the payment of the principal of, or premium, if any, or interest on, or any fees or other amounts relating to Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

   (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from ECC or the holders of any Designated Senior Debt.

   Payments on the Notes (including any missed payments) may and will be resumed:

   (1) in the case of a payment default, upon the date on which such default is cured or waived; and

   (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived, 179 days after the date on which the applicable Payment Blockage Notice is received, or the date on which the Trustee receives notice from or on behalf of the holders of Designated Senior Debt to terminate the applicable Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

   If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described below under the heading "Legal Defeasance and Covenant

Defeasance" so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein) when the payment is prohibited by these subordination provisions, the Trustee or Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

   ECC must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of ECC, Holders of Notes may recover less ratably than creditors of ECC who are holders of Senior Debt. See "Risk Factors--Subordination."

   No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by ECC or any Holder or by the failure of ECC or any Holder to comply with the Indenture.

   Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Debt may, at any time from time to time, without the consent of or notice to the Trustee, without incurring responsibility to the Trustee or the Holders of the Notes and without impairing or releasing the subordination provisions of the Indenture or the obligations under the Indenture of the Holders of the Notes to the holders of the Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt, or otherwise amend or supplement in any manner, Senior Debt, or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the payment or collection of Senior Debt; and (iv) exercise or refrain from exercising any rights against ECC and any other Person.

   "Designated Senior Debt" means:

   (1)  any Indebtedness outstanding under the Credit Agreement; and

   (2) any other Senior Debt permitted under the Indenture the principal amount of which is $25 million or more (or otherwise available under a committed facility) and that has been designated by ECC or a Guarantor as "Designated Senior Debt."

   "Permitted Junior Securities" means:

   (1) Equity Interests in ECC or, subject to the provisions of the Credit Agreement, any Guarantor; or

   (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture.

   "Senior Debt" means:

   (1) all Indebtedness of ECC or any Guarantor outstanding under the Credit Facility and all Hedging Obligations with respect thereto;

   (2) any other Indebtedness of ECC or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

   (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

   Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

   (1) any liability for federal, state, local or other taxes owed or owing by ECC;

   (2) any intercompany Indebtedness of ECC or any of its Restricted Subsidiaries to ECC or any of its Affiliates;

   (3)  any trade payables; or

   (4) the portion of any Indebtedness that is incurred in violation of the Indenture.

Optional Redemption

   At any time prior to March 15, 2005, ECC may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 108.125% of the principal amount, plus accrued and unpaid interest and Liquidated Damages (as defined below under the heading "Registration Rights; Liquidated Damages"), if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

   (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by ECC and its Subsidiaries); and

   (2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

   Except pursuant to the preceding paragraph, the Notes will not be redeemable at ECC's option prior to March 15, 2006.

   On or after March 15, 2006, ECC may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve month period beginning on March 15 of the years indicated below:

                                Year            Percentage
                      ------------------------  ----------
                      2006.....................  104.063%
                      2007.....................  102.031%
                      2008.....................  100.000%

Mandatory Redemption

   ECC is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

   Change of Control

   If a Change of Control occurs, each Holder of Notes will have the right to require ECC to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, ECC will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes repurchased, to the date of purchase. Within 10 business days following any Change of Control, ECC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. ECC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, ECC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

   On the Change of Control Payment Date, ECC will, to the extent lawful:

   (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

   (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

   (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by ECC.

   The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

   Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, ECC will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. ECC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The provisions described above that require ECC to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that ECC repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

   ECC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by ECC and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

   The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of ECC and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require ECC to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ECC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

   (A) ECC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

   (1) ECC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

   (2) the fair market value is determined by ECC's Board of Directors or Special Committee thereof and evidenced by a resolution of the Board of Directors or Special Committee thereof set forth in an officers' certificate delivered to the Trustee; provided that with respect to assets which are purchased as part of a larger acquisition and are sold concurrently or within one year of such acquisition, the Board of Directors or Special Committee thereof may, in determining fair market value, take into account the sales price of such assets, as well as the consideration in the overall transaction; and

   (3) at least 75% of the consideration received in the Asset Sale by ECC or such Restricted Subsidiary is in the form of cash or Cash Equivalents except to the extent ECC is undertaking a Permitted Asset Swap. For purposes of this provision and the next paragraph, each of the following will be deemed to be cash:

      (a) any liabilities, as shown on ECC's or such Restricted Subsidiary's most recent balance sheet, of ECC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases ECC or such Restricted Subsidiary from further liability; and

      (b) any securities, notes or other obligations received by ECC or any such Restricted Subsidiary from such transferee that are converted by ECC or such Restricted Subsidiary within 90 days into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

   The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

   Notwithstanding the foregoing, ECC, a Guarantor or any Restricted Subsidiary will be permitted to consummate an Asset Sale without complying with the foregoing if:

      (x) ECC, such Guarantor or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of;

      (y) the fair market value is determined by ECC's Board of Directors or Special Committee thereof and evidenced by a resolution of the Board of Directors or Special Committee thereof set forth in an officers' certificate delivered to the Trustee; and

      (z) (i) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, assets used or useful in a Permitted Business and/or cash, or (ii) 100% of the consideration for such Asset Sale constitutes at least a 25% economic and voting interest in a Person engaged in a Permitted Business, provided, that such assets did not contribute more than $3 million in broadcast cash flow over the four most recent quarters and provided further that this exception in subsection (z)(ii) may not be used more than once;

provided that any cash (other than any amount deemed cash under clause (3)(a) of the preceding paragraph) received by ECC, such Guarantor or such Restricted Subsidiary in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the next paragraph.

   (B) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, ECC, such Guarantor or such Restricted Subsidiary may apply those Net Proceeds at its option:

   (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

   (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

   (3) to make capital expenditures that are used or useful in a Permitted Business; or

   (4)  to acquire other assets that are used or useful in a Permitted Business.

   Pending the final application of any Net Proceeds, ECC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, ECC will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, ECC may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

   (C) ECC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, ECC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

   The agreements governing ECC's outstanding Senior Debt may prohibit ECC from purchasing any notes, and may also provide that certain change of control or asset sale events with respect to ECC would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which ECC becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when ECC is prohibited from purchasing Notes, ECC could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If ECC does not obtain such a consent or repay such borrowings, ECC will remain prohibited from purchasing Notes. In such case, ECC's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Selection and Notice

   If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase as follows:

   (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

   (2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

   No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

   If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

   Restricted Payments

   ECC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

   (1) declare or pay any dividend or make any other payment or distribution on account of ECC's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving ECC or any of its Restricted Subsidiaries) or to the direct or indirect holders of ECC's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ECC and other than dividends or distributions payable to ECC or a Restricted Subsidiary of ECC);

   (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving
ECC) any Equity Interests of ECC or any direct or indirect parent of ECC (other than any such Equity Interests owned by ECC or a Restricted Subsidiary);

   (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof (except for payments into a trust within one year of the stated maturity of any such Subordinated Indebtedness which payments effect a defeasance or discharge of such Indebtedness); or

   (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

   (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

   (2) ECC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

   (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by ECC and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (7) and (8) of the next succeeding paragraph) is less than the sum, without duplication of:

      (a) (i) 100% of the aggregate Consolidated Cash Flow of ECC (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning on the first day of the current quarter of the date on which the Notes are sold and ending on the last day of ECC's most recent calendar month for which financial information is available to ECC ending prior to the date of such

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

   proposed Restricted Payment, taken as one accounting period, less (ii) 1.4 times Consolidated Interest Expense for the same period, plus

      (b) 100% of the aggregate net proceeds (including the fair market value of property other than cash or Cash Equivalents) received by ECC since the first day of the current quarter of the date on which the Notes are sold from the issue or sale of Equity Interests of ECC (other than Disqualified Stock), or of Disqualified Stock or debt securities of ECC that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

      (c) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the fair market value of such Subsidiary as of the date of such redesignation, plus

      (d) the aggregate amount returned in cash with respect to Investments (other than Permitted Investments) made after the issue date whether through interest payments, principal payments, dividends or other distributions, plus

      (e) the net cash proceeds received by ECC or any of its Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investments referred to in clause (4) above (other than to a Restricted Subsidiary).

   The preceding provisions will not prohibit:

   (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

   (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of ECC or any Guarantor or of any Equity Interests of ECC in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of ECC) of, Equity Interests of ECC (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

   (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of ECC or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

   (4) loans to members of management of ECC or any Restricted Subsidiary, the proceeds of which are used for a concurrent purchase of Equity Interests of ECC or a capital contribution to ECC, in an aggregate amount not in excess of $2 million (provided that the proceeds from such purchase of Equity Interests or capital contribution shall be excluded from the calculation of amounts under clause (3) above), provided that such loans shall be included in the calculation of the amount of Restricted Payments from and after such time;

   (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ECC or any Restricted Subsidiary of ECC or the payment of a dividend to any Restricted Subsidiary of ECC to effect the repurchase, redemption, acquisition or retirement of ECC or its Restricted Subsidiary's Equity Interests, that are held by any member or former member of ECC's (or any of the Restricted Subsidiaries') management, or by any of their respective directors, employees or consultants; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1 million in any calendar year, provided that the amount of any such repurchase or redemption shall be included in the calculation of the amount of Restricted Payments from and after such time;

   (6) payment of the dividends on Disqualified Stock the incurrence of which was permitted by the Indenture;

   (7) repurchases of Equity Interests deemed to occur upon the exercise of stock options;

   (8) the retirement of any shares of Disqualified Stock of ECC by conversion into, or by exchange for, shares of Disqualified Stock of ECC, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of ECC) of other shares of Disqualified Stock of ECC, provided that the Disqualified Stock of ECC that replaces the retired shares of Disqualified Stock of ECC shall not require the direct or indirect payment of the liquidation preference earlier in time than the final stated maturity of the retired shares of Disqualified Stock of ECC; and

   (9) redemption of the Existing Preferred Stock in accordance with the terms thereof, provided that either (i) after giving pro forma effect to such redemption, the Leverage Ratio is 4.00 to 1.00 or lower, or (ii) such redemption is funded with the net cash proceeds of one or more Equity Offerings (so long as such redemption occurs within 180 days of the date of the closing of such Equity Offering).

   The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by ECC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors or Special Committee thereof whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors' or Special Committee's determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10 million.

   Incurrence of Indebtedness and Issuance of Preferred Stock

   ECC and the Guarantors will not, and will not permit any of their Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and ECC will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that ECC or any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or preferred stock if ECC's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarters of ECC for which internal financial statements are available, would have been no greater than 7.1 to 1.

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

   (1) the incurrence by ECC and any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of ECC and its Subsidiaries thereunder) not to exceed $250 million, less the aggregate amount applied by ECC and the Restricted Subsidiaries to permanently reduce the availability of Indebtedness under the Credit Facility pursuant to the covenant described above under the heading "Repurchase at the Option of Holders--Asset Sales";

   (2) the incurrence by ECC and its Restricted Subsidiaries of the Existing Indebtedness;

   (3) the incurrence by ECC and the Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date of the Indenture;

   (4) the incurrence by ECC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment whether through the direct purchase of assets or at least a majority of the Voting Stock of any person owning such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10 million at any time outstanding;

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   (5)  the incurrence by ECC or any of its Restricted Subsidiaries of
Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10) or (12) of this paragraph;

   (6) the incurrence by ECC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among ECC and any of its Wholly Owned Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than ECC or a Subsidiary of ECC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either ECC or a Restricted Subsidiary of ECC will be deemed, in each case, to constitute an incurrence of such Indebtedness by ECC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

   (7) the incurrence by ECC or any of its Restricted Subsidiaries of Hedging Obligations (i) that are incurred for the purpose of fixing or hedging (x) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (y) currency exchange rate risk in ordinary course of business, or (ii) that are incurred for the purpose of swapping fixed interest rates for floating interest rates in notional amounts not to exceed $100 million in the aggregate; provided that in the case of agreements related to currency exchange rate risk, such agreements are related to business transactions of ECC or its Restricted Subsidiaries entered into in the ordinary course of business or in the case of agreements related to currency exchange rate risk, agreements related to investment rate risk and interest rate swap agreements, such agreements are entered into for bona fide hedging purposes or bona fide business purposes, in the case of interest rate swaps, of ECC or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of ECC) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of ECC or its Restricted Subsidiaries incurred without violation of the Indenture;

   (8) the guarantee by ECC of Indebtedness of any Restricted Subsidiary of ECC that was permitted to be incurred by another provision of this covenant;

   (9) the guarantee by any Restricted Subsidiary of Indebtedness of ECC or any Guarantor that was permitted to be incurred by another provision of this covenant;

   (10) Indebtedness incurred by ECC or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

   (11) Obligations in respect of performance and surety bonds and completion guarantees provided by ECC or any of its Restricted Subsidiaries in the ordinary course of business;

   (12) Acquisition Debt of ECC or any Restricted Subsidiary if (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by ECC or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from ECC to the Trustee (an "Incurrence Notice") within ten days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by ECC or such Restricted Subsidiary, which notice shall be executed on ECC's behalf by the chief financial officer of ECC in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, ECC or such Restricted Subsidiary could have incurred such Acquisition Debt under the Indenture, including compliance with the first paragraph of this covenant, as of the date upon which ECC delivers such Incurrence Notice to the Trustee and (z) such Acquisition Debt is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice and any other pending acquisitions

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and/or LMAs previously described in one or more Incurrence Notices (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses);

   (13) the incurrence by ECC's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of ECC that was not permitted by this clause (13); and

   (14) the incurrence by ECC or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $20 million.

   For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, ECC will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under Credit Facilities outstanding on the date on which the Outstanding Notes were first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

   No Senior Subordinated Debt

   ECC will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of ECC and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

   Liens

   ECC will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

   Dividend and Other Payment Restrictions Affecting Subsidiaries

   ECC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

   (1) pay dividends or make any other distributions on its Capital Stock to ECC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to ECC or any of its Restricted Subsidiaries;

   (2)  make loans or advances to ECC or any of its Restricted Subsidiaries; or

   (3) transfer any of its properties or assets to ECC or any of its Restricted Subsidiaries.

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   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

   (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

   (2)  the Indenture, the Notes and the Subsidiary Guarantees;

   (3)  applicable law, rule, regulation or order;

   (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by ECC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

   (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

   (6) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions only on that property of the nature described in clause (3) of the preceding paragraph;

   (7) contracts for the sale of assets, including without limitation any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

   (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

   (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the heading "Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

   (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

   (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

   Merger, Consolidation or Sale of Assets

   ECC may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not ECC is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ECC and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

   (1) either: (a) ECC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than ECC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the U.S., any state of the U.S. or the District of Columbia;

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   (2)  the Person formed by or surviving any such consolidation or merger (if other than ECC) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of ECC under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

   (3) immediately after such transaction no Default or Event of Default exists; and

   (4) ECC or the Person formed by or surviving any such consolidation or merger (if other than ECC), or to which such sale, assignment, transfer, conveyance or other disposition has been made (a) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock," or (b) would have a lower Leverage Ratio immediately after the transaction, after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four quarter period, than ECC's Leverage Ratio immediately prior to the transaction.

   The preceding clause (4) will not prohibit: (a) a merger between ECC and one of ECC's Wholly Owned Restricted Subsidiaries; or (b) a merger between ECC and one of ECC's Affiliates incorporated solely for the purpose of reincorporating in another state of the U.S.

   In addition, ECC may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among ECC and any of its Wholly Owned Restricted Subsidiaries.

   Transactions with Affiliates

   ECC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

   (1) the Affiliate Transaction is on terms that are no less favorable to ECC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by ECC or such Restricted Subsidiary with an unrelated Person; and

   (2) ECC delivers to the Trustee:

      (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

      (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

   (1) any employment agreement entered into by ECC or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of ECC or such Subsidiary;

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   (2)  transactions between or among ECC and/or its Restricted Subsidiaries;

   (3) loans, advances, payment of reasonable fees, indemnification of directors, or similar arrangements to officers, directors, employees and consultants who are not otherwise Affiliates of ECC;

   (4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of ECC;

   (5) transactions under any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as any amendment, modification, or replacement is no less favorable to ECC and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the Indenture;

   (6) services provided to any Unrestricted Subsidiary of ECC in the ordinary course of business, which the Board of Directors has determined, pursuant to a resolution thereof, that such services are provided on terms at least as favorable to ECC and its Restricted Subsidiaries as those that would have been obtained in a comparable transaction with an unrelated Person;

   (7) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the heading "--Restricted Payments"; and

   (8) (a) additional affiliation agreements and/or joint sales agreements with Univision relating to the Univision network or Telefutura network, and (b) any purchase or sale by Univision of ECC's Capital Stock.

   Additional Subsidiary Guarantees

   If ECC or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, excluding all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental Indenture and deliver an opinion of counsel satisfactory to the Trustee within ten business days of the date on which it was acquired or created.

   Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors or Special Committee thereof may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by ECC and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the heading "--Restricted Payments" or Permitted Investments, as determined by ECC. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors or Special Committee thereof may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

   Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries

   ECC will not, and will not permit any of its Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of ECC to any Person (other than ECC or a Wholly Owned Restricted Subsidiary of ECC), unless:

   (1) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary; and

   (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the heading "Repurchase at the Option of Holders--Asset Sales."

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   In addition, ECC will not permit any Wholly Owned Restricted Subsidiary of
ECC to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to ECC or a Wholly Owned Restricted Subsidiary of ECC.

   Payments for Consent

   ECC will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

   Whether or not required by the Commission so long as any Notes are outstanding, ECC will furnish to the Holders of Notes, within the time periods specified in the Commission's rules and regulations (or if no longer required within the time period last required by the time periods specified in the Commission's rules and regulations):

   (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if ECC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by ECC's certified independent accountants; and

   (2) all current reports that would be required to be filed with the Commission on Form 8-K if ECC were required to file such reports.

   If ECC or any Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, a reasonably detailed summary of financial condition and results of operations of the Unrestricted Subsidiaries containing line items substantially consistent with those contained in the summary section of this prospectus.

   In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, ECC will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, ECC has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   Each of the following is an Event of Default:

   (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

   (2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

   (3) (i) failure by ECC or any of its Restricted Subsidiaries to comply with the provisions described above under the headings "Repurchase at the Option of Holders--Change of Control" or "Certain Covenants--Merger,

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Consolidation or Sale of Assets" or (ii) failure by ECC to comply with any of the covenants under the Indenture in connection with any payment with respect to the preferred stock, or a judgment against ECC requiring ECC to make a payment with respect to the preferred stock;

   (4) failure by ECC or any of its Restricted Subsidiaries for 30 days after notice from the Trustee or holders of at least 25% in principal amount of the Notes to comply with the provisions described above under the headings "Repurchase at the Option of Holders--Asset Sales," "Certain
Covenants--Restricted Payments" or "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

   (5) failure by ECC or any of its Restricted Subsidiaries for 60 days after notice from the Trustee or holders of 25% in principal amount of the Notes to comply with any of the other agreements in the Indenture;

   (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ECC or any of its Restricted Subsidiaries (or the payment of which is guaranteed by ECC or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

      (a) is caused by a failure to pay principal of such Indebtedness at the final stated maturity thereof (a "Payment Default"), or

      (b) results in the acceleration of such Indebtedness prior to its express maturity,

   and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more;

   (7) failure by ECC or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5 million not covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

   (8) except as permitted by the Indenture, any Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Significant Subsidiary that is a Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

   (9) certain events of bankruptcy or insolvency described in the Indenture with respect to ECC or any of its Restricted Subsidiaries.

   In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of the preceding paragraph have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if:

   (1) the annulment of the acceleration of Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

   (2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to ECC, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all Notes outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding may declare all the Notes to be due and payable immediately.

   Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct

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the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

   The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

   In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of ECC with the intention of avoiding payment of the premium that ECC would have had to pay if ECC then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to, by reason of any willful action (or inaction) taken (or not taken) or on behalf of ECC with the intention of avoiding the prohibition on redemption of the Notes prior to March 15, 2006, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

   ECC is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, ECC is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of ECC, any Subsidiary of ECC, or any Guarantor, as such, will have any liability for any obligations of ECC or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   ECC may, at its option and at any time elect to have all of its obligations discharged with respect to the Outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

   (1) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

   (2) ECC's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

   (3) the rights, powers, trusts, duties and immunities of the Trustee, and ECC's and the Guarantors' obligations in connection therewith; and

   (4)  the Legal Defeasance provisions of the Indenture.

   In addition, ECC may, at its option and at any time, elect to have the obligations of ECC and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment,

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bankruptcy, receivership, rehabilitation and insolvency events) described above under the heading "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

   (1) ECC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the Outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and ECC must specify whether the Notes are being defeased to maturity or to a particular redemption date;

   (2) in the case of Legal Defeasance, ECC has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) ECC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

   (3) in the case of Covenant Defeasance, ECC has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

   (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

   (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which ECC or any of its Restricted Subsidiaries is a party or by which ECC or any of its Restricted Subsidiaries is bound;

   (6) ECC must deliver to the Trustee an officers' certificate stating that the deposit was not made by ECC with the intent of preferring the Holders of Notes over the other creditors of ECC with the intent of defeating, hindering, delaying or defrauding creditors of ECC or others; and

   (7) ECC must deliver to the Trustee an officers' certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

   The Credit Agreement restricts ECC's ability to effect a Legal Defeasance or a Covenant Defeasance.

Amendment, Supplement and Waiver

   Except as provided in the next three succeeding paragraphs, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or Exchange Offer for, the Notes), and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then Outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or Exchange Offer for, the Notes).

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   Without the consent of each Holder affected, an amendment or waiver may not
(with respect to any Notes held by a non-consenting Holder):

   (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

   (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the heading "Repurchase at the Option of Holders");

   (3) reduce the rate of or change the time for payment of interest, including default interest, on any Note, except that with the consent of 75% in principal amount of the Notes then outstanding, any interest payment may be postponed for a period not to exceed three years;

   (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

   (5)  make any Note payable in money other than that stated in the Notes;

   (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the Notes;

   (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the heading "Repurchase at the Option of Holders"); or

   (8)  make any change in the preceding amendment and waiver provisions.

   In addition, (x) any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the Holders of the Notes, (y) the release of any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture or (z) postponement of any interest payment for a period not to exceed three years, except in accordance with the terms of the Indenture, will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

   Notwithstanding the preceding, without the consent of any Holder of Notes, ECC, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

   (1)  to cure any ambiguity, defect or inconsistency;

   (2) to provide for uncertificated Notes in addition to or in place of certificated Notes, or to alter certain provisions relating to the Notes in a manner that does not materially adversely affect any Holder;

   (3) to provide for the assumption of ECC's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of ECC's assets;

   (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

   (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

   (6) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of its date; or

   (7) to allow any Guarantor to execute a supplemental Indenture and/or a Guarantee with respect to the Notes.

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Satisfaction and Discharge

   The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

   (1)  either:

      (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to ECC, have been delivered to the Trustee for cancellation; or

      (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and ECC or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

   (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which ECC or any Guarantor is a party or by which ECC or any Guarantor is bound;

   (3) ECC or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

   (4) ECC has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, ECC must deliver an officers' certificate and an opinion of counsel, which may be subject to customary assumptions and exclusions, to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

   If the Trustee becomes a creditor of ECC or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days and apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, Attention: Assistant Corporate Secretary, or by sending an email message to mrowles@entravision.com.

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Book-Entry, Delivery and Form

   The Outstanding Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). Outstanding Notes also were offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The Outstanding Notes were issued only against payment in immediately available funds.

   Rule 144A Notes are represented by one or more Notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes are represented by one or more Notes in registered, global form without interest coupons (collectively, the "Regulation S Temporary Global Notes"). The Rule 144A Global Notes and the Regulation S Temporary Global Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the offering to the Initial Purchasers and the closing of the offering (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Temporary Global Notes are permitted to be held only through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in
DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes will be exchanged for one or more permanent Notes in registered, global form without interest coupons (collectively, the "Regulation S Permanent Global Notes" and, together with the Regulation S Temporary Global Notes, the "Regulation S Global Notes" (the Regulation S Global Notes and Rule 144A Global Notes, collectively being the "Global Notes")) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See below under the heading "Exchanges between Regulation S Notes and Rule 144A Notes."

   Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See below under the heading "Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

   Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and bear a restrictive legend. Regulation S Notes also bear a restrictive legend. In addition, transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

   The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. ECC takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

   DTC has advised ECC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its

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Participants. The Participants include securities brokers and dealers
(including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised ECC that, pursuant to procedures established by it:

   (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

   (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

   Investors in the Rule 144A Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Clearstream Banking, societe anonyme. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

   Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, ECC and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither ECC, the Trustee nor any agent of ECC or the Trustee has or will have any responsibility or liability for:

   (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to, or payments made on account of, the beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

   (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

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   DTC has advised ECC that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or ECC. Neither ECC nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and ECC and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Subject to certain transfer restrictions, transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

   DTC has advised ECC that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

   Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither ECC nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

   A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

   (1) DTC (a) notifies ECC that it is unwilling or unable to continue as depositary for the Global Notes and ECC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

   (2) ECC, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

   (3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

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   In addition, beneficial interests in a Global Note may be exchanged for
Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless such a legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

   Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Exchanges Between Regulation S Notes and Rule 144A Notes

   Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

   (1) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

   (2) the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a Person:

      (a) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

      (b) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

      (c) in accordance with all applicable securities laws of the states of the U.S. and other jurisdictions.

   Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144A (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

   Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Payments; Certifications by Holders of the Regulation S Temporary Global Notes

   A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the Indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Notes is either not a U.S. Person (as

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defined below) or has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act (the "Regulation S Certificate"), and Euroclear or Clearstream, as the case may be, must provide to the Trustee (or the paying agent if other than the Trustee) a certificate in the form required by the Indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

   "U.S. Person" means

   (1)  any individual resident in the U.S.;

   (2) any partnership or corporation organized or incorporated under the laws of the U.S.;

   (3) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets);

   (4) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler if the trust is revocable) is a U.S. Person);

   (5)  any agency or branch of a foreign entity located in the U.S.;

   (6) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

   (7) any discretionary or similar account (other than an estate or trust) held by a dealer of other fiduciary organized, incorporated or (if an individual) resident in the U.S. (other than such an account held for the benefit or account of a non-U.S. Person);

   (8) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated, and owned, by accredited investors within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however, that the term "U.S. Person" will not include:

      (a) a branch or agency of a U.S. Person that is located and operating outside the U.S. for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business;

      (b) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country; and

      (c) the international organizations set forth in Section 902(o)(7) of Regulation S and any other similar international organizations, and their agencies, affiliates and pension plans.

Same Day Settlement and Payment

   ECC will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. ECC will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. ECC expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

   Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be

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reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised ECC that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Registration Rights; Liquidated Damages

   ECC, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement dated as of March 12, 2002. Pursuant to the Registration Rights Agreement, ECC and the Guarantors agreed to file with the Commission this Registration Statement (referred to in this section as the "Exchange Offer Registration Statement") on the appropriate form and to comply with all applicable tender offer rules and regulations under the Securities Act with respect to the Exchange Offer as described below. Upon the effectiveness of the Exchange Offer Registration Statement, ECC and the Guarantors will offer Exchange Notes in exchange for the Outstanding Notes. The Exchange Notes will be substantially identical to the Outstanding Notes except that they will have been registered pursuant to an effective registration statement under the Securities Act.

   If:

      (i) on or prior to the time the Exchange Offer is completed existing Commission interpretations are changed such that the debt securities received by holders of Notes (other than holders of restricted Notes) in the Exchange Offer are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act;

      (ii) the Exchange Offer has not been completed within 210 days following the date on which the Outstanding Notes were initially issued; or

      (iii) the Exchange Offer is not available to any holder of Outstanding Notes,

   ECC and the Guarantors shall, in lieu of (or, in the case of clause (iii), in addition to) conducting the Exchange Offer contemplated by the Registration Rights Agreement, file under the Securities Act as soon as practicable a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Notes, pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the Commission (such filing, the "Shelf Registration" and such registration statement, the "Shelf Registration Statement").

   The Registration Rights Agreement provides that:

      (i) ECC and the Guarantors agree to file, within 90 days after the date on which the Outstanding Notes were initially issued, the Exchange Offer Registration Statement;

      (ii) ECC and the Guarantors agree to use their reasonable best efforts to cause the Exchange Offer Registration Statement to become effective within 150 days after the date on which the Outstanding Notes were initially issued;

      (iii) ECC and the Guarantors agree to use their reasonable best efforts to commence and complete the Exchange Offer within 30 business days after such Exchange Offer Registration Statement has become effective, hold the Exchange Offer open for at least 20 business days and exchange Exchange Notes for all Outstanding Notes that have been properly tendered and not withdrawn on or prior to the expiration of the Exchange Offer; and

      (iv) the holders of the Outstanding Notes will continue to have a right to require registration of the Outstanding Notes so long as the Outstanding Notes are not transferable by each such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws.

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   In the event that:

      (i) ECC and the Guarantors have not filed the Exchange Offer Registration Statement on or before the 90th day after the date on which the Outstanding Notes were initially issued;

      (ii) such Exchange Offer Registration Statement has not become effective or been declared effective by the Commission on or before the 150th day after the date on which the Outstanding Notes were initially issued;

      (iii) the Exchange Offer has not been completed within 210 days following the date on which the Outstanding Notes were initially issued; or

      (iv) any Shelf Registration Statement required to be filed (a) is not declared effective by the later of (1) 210 days following the date on which the Outstanding Notes were initially issued, or (2) 90 days after such Shelf Registration Statement is required to be filed; or (b) is declared effective but thereafter ceases to be effective or usable, except as specifically permitted under the Registration Rights Agreement;

then, as liquidated damages for such registration default (a "Registration Default"), subject to the provisions of the Registration Rights Agreement, liquidated damages ("Liquidated Damages"), in addition to the interest that would otherwise accrue on the Notes, shall accrue on the Notes that are then not transferable without restriction under the Securities Act, at an annual rate of 0.25% for the first 90 days of the Registration Default period, increasing by an additional 0.25% per annum with respect to each subsequent 120-day period up to a maximum amount of additional interest of 1.00% per annum. Liquidated Damages on such Notes shall cease to accrue upon cure of all Registration Defaults, and if there is a subsequent Registration Default after cure, the rate of Liquidated Damages for such Registration Default will initially be 0.25% regardless of the rate that was in effect in connection with any prior Registration Default.

   Any holder (other than certain specified holders) who wishes to exchange the Outstanding Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of ECC or the Guarantors or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) the Exchange Notes to be received by it will be acquired in the ordinary course of its business, (iii) if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes, (iv) at the time of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, and (v) the holder has the full power and authority to transfer the Outstanding Notes in exchange for the Exchange Notes and that ECC will acquire good and unencumbered title thereto free and clear of any liens, restrictions, changes or encumbrances and not subject to any adverse claims. In addition, in connection with any resales of Exchange Notes, any broker-dealer who acquired the Exchange Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, ECC and the Guarantors are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

   In the event of a Shelf Registration, in addition to the information required to be provided by each electing holder in its notice questionnaire, ECC and the Guarantors may require such electing holder to furnish to them such additional information regarding such electing holder and such electing holder's intended method of distribution of Notes as they may reasonably request. Each such electing holder agrees to notify ECC promptly of any information required to be disclosed to make the information previously furnished by such electing holder to ECC not misleading.

   Each holder will be required to deliver information to be used in connection with the Shelf Registration Statement, if any, in order to be entitled to be named as a selling security holder in the Shelf Registration

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Statement. A holder that sells Notes pursuant to the Shelf Registration
Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

   Based on existing interpretations of the Securities Act by the Staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, ECC believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act (subject to certain representations required to be made by each holder of the Notes, as described above). However, any purchaser of Notes (A) who is an affiliate of ECC or the Guarantors, (B) who did not acquire the Exchange Notes to be received in the ordinary course of business or (C) who intends to participate in the Exchange Offer for the purpose of distributing Exchange Notes, or any broker-dealer who purchased Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act (x) will not be able to rely on the interpretation of the Staff set forth in the above-mentioned no-action letters, (y) will not be entitled to tender its Outstanding Notes in the Exchange Offer and (z) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. ECC does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Notes as it has in such no-action letters issued to other parties.

   Under certain circumstances, we may delay the filing or the effectiveness of the Exchange Offer or the Shelf Registration and shall not be required to maintain its effectiveness or amend or supplement it for a period of up to 75 days during any twelve-month period. Any delay period will not alter our obligation to pay Liquidated Damages with respect to a Registration Default.

Certain Definitions

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

   (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

   (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Acquisition Debt" means Indebtedness the proceeds of which are utilized solely to (x) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing broadcasting business or station or (y) finance an LMA (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided however, the existence of Univision's rights under the Certificate of Incorporation or bylaws of ECC as they exist on the date of the Indenture do not by themselves make Univision an Affiliate if it would otherwise not be an Affiliate. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

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   "Asset Sale" means:

   (1) the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of ECC and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the heading "Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the heading "Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

   (2) the issuance of Equity Interests in any of ECC's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

   Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

   (1) any single transaction or series of related transactions that involves assets having a fair market value of $1 million or less;

   (2)  a transfer of assets between or among ECC and its Restricted
Subsidiaries;

   (3) an issuance of Equity Interests by a Subsidiary to ECC or to another Restricted Subsidiary;

   (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

   (5) the sale and leaseback of any assets within 90 days of the acquisition thereof;

   (6)  foreclosures on assets;

   (7) the disposition of equipment no longer used or useful in the business of such entity;

   (8)  the sale or other disposition of cash or Cash Equivalents;

   (9) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the heading "Certain Covenants--Restricted Payments";

   (10)  the licensing of intellectual property; and

   (11) the sale of ECC's interest in Channel Fifty Seven, Inc., which owns KTCD-LP Channel 46 television station in San Diego, California, to Telemundo Network pursuant to the letter option agreement with Telemundo Network, as amended, to the extent that the option thereunder is exercised for at least the consideration set forth thereunder; provided that the cash Net Proceeds from such sale are applied pursuant to the covenant described above under the heading "Repurchase at the Option of the Holders--Asset Sales."

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

   "Board of Directors" means:

   (1) with respect to a corporation, the board of directors of the corporation;

   (2) with respect to a partnership, the general partner of which is a corporation, the board of directors of the general partner of the partnership; and

   (3) with respect to any other Person, the board or committee of such Person serving a similar function.

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   "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

   (1)  in the case of a corporation, corporate stock;

   (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

   (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

   (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

   (1)  U.S. dollars;

   (2) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government having maturities of not more than one year from the date of acquisition;

   (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Facility or any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of "B" or better;

   (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

   (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

   (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Change of Control" means the occurrence of any of the following:

   (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ECC and its Restricted Subsidiaries, taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

   (2) the adoption of a plan relating to the liquidation or dissolution of ECC;

   (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties and Univision, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of ECC, measured by voting power rather than number of shares;

   (4) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that Univision becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of ECC, measured by voting power and the number of shares; or

   (5) the first day on which a majority of the members of the Board of Directors of ECC are not Continuing Directors.

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   "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

   (1) an amount equal to any extraordinary loss plus any net loss, together with any related provision for taxes, realized by such Person or any of its Restricted Subsidiaries in connection with (a) an Asset Sale (including any sale and leaseback transaction), or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

   (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

   (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to obligations with respect to any sale and leaseback transaction, all fees, including but not limited to agency fees, letter of credit fees, commitment fees, commissions, discounts and other fees and charges incurred in respect of Indebtedness and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, net of interest income earned on cash or cash equivalents for such period; plus

   (4) depreciation, amortization (including non-cash employee and officer equity compensation expenses, amortization of goodwill and other intangibles, amortization of programming costs (net of program payments made or to be made) and barter expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

   (5) any extraordinary or non-recurring expenses of such Person and the Restricted Subsidiaries for such period to the extent that such charges were deducted in computing such Consolidated Net Income; minus

   (6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

   (7) cash payments related to non-cash charges that increased Consolidated Cash Flow in any prior period; minus

   (8)  barter revenues,

   in each case, on a consolidated basis and determined in accordance with GAAP.

   Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute our Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to us by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication of:

   (1) the consolidated interest expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments

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associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

   (2) the consolidated interest expense of such Person and the Restricted Subsidiaries that was capitalized during such period;

   (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of the Restricted Subsidiaries, or secured by a Lien on assets of such Person or any of the Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

   (4)  the product of:

      (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of the Restricted Subsidiaries, times

      (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

   (1) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or a Restricted Subsidiary of the Person;

   (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

   (3) the Net Income, if any, of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

   (4) the cumulative effect of a change in accounting principles will be excluded.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of ECC who:

   (1) was a member of or nominated to such Board of Directors on the date of the Indenture; or

   (2) was nominated for election by either (a) one or more of the Principals or (b) the Board of Directors of ECC, a majority of whom were members of or nominated to the Board of Directors on the date of the Indenture or whose election or nomination for election was previously approved by one or more of the Principals beneficially owning at least in the aggregate 25% of the Voting Stock of ECC (determined by reference to voting power and not number of shares held) or such directors.

   "Credit Agreement" means that certain Credit Agreement, dated as of September 26, 2000, as amended from time to time, by and among ECC, as borrower, the several banks and other lenders from time to time parties of the Credit Agreement, as lenders, Union Bank of California, N.A., as arranging agent for the lenders, Union Bank of California, N.A., as co-lead arranger and joint book manager, Credit Suisse First Boston, as co-lead arranger, administrative agent and joint book manager, The Bank of Nova Scotia, as syndication agent, and Fleet National Bank, as document agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increase in principal amount).

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   "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including any increase in principal amount).

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature; provided that in no event shall Disqualified Stock include Existing Preferred Stock (including accrued dividends thereon and liquidation payment obligations). Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require ECC to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that ECC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the heading "Certain Covenants--Restricted Payments."

   "Domestic Subsidiary" means any present and future Restricted Subsidiary of ECC that was formed under the laws of the U.S. or any state of the U.S. or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of ECC, other than any Special Purpose License Subsidiary.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Equity Offering" means an offering of Capital Stock (other than Disqualified Stock) of ECC or one of its Subsidiaries, the net proceeds of which are contributed to ECC, in each case to any Person that is not an Affiliate of ECC, which offering results in at least $25 million of net aggregate proceeds to ECC.

   "Existing Indebtedness" means Indebtedness of ECC and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.

   "Existing Preferred Stock" means 8 1/2% Series A mandatorily redeemable convertible preferred stock of ECC pursuant to the Certificate of Designations filed with the State of Delaware on August 4, 2000, as in effect on the date of the Indenture.

   "GAAP" means accounting principles generally accepted in the U.S., set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

   "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

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   "Guarantors" means each of:

   (1)  ECC's Domestic Subsidiaries on the date of the Indenture; and

   (2) any other subsidiary of ECC that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture,

and their respective successors and assigns.

   "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

   (1) interest rate swap agreements, (but with respect to swaps of fixed interest rates to floating interest rates, the notional amount shall not exceed $100 million in the aggregate) interest rate cap agreements and interest rate collar agreements; and

   (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

   (1)  in respect of borrowed money;

   (2) evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

   (3)  in respect of banker's acceptances;

   (4)  representing Capital Lease Obligations;

   (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

   (6) representing any Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. Except, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph, even if such items would not appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, if:

      (a) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary;

      (b) such Person or a Restricted Subsidiary of such Person is a general partner of a partnership or joint venture that is not a Restricted Subsidiary (a "General Partner"); and

      (c) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person, and then such Indebtedness shall be included in an amount not to exceed:

          (i) the lesser of (x) the net assets of the General Partner and (y) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

          (ii) if less than the amount determined pursuant to clause (i) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by ECC or its Restricted Subsidiary.

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   In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary; and, provided further, in no event shall the Existing Preferred Stock (including all accrued dividends thereon and liquidation payment obligations) be deemed Indebtedness.

   The amount of any Indebtedness outstanding as of any date will be:

   (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

   (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If ECC or any Subsidiary of ECC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of ECC such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of ECC, ECC will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the heading "Certain Covenants--Restricted Payments."

   "Leverage Ratio" means the ratio of (i) the aggregate outstanding amount of Indebtedness of each of ECC and the Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding Disqualified Stock of ECC and preferred stock of the Restricted Subsidiaries (except preferred stock issued to ECC or a Restricted Subsidiary) as of the last day of such fiscal quarter to (ii) the aggregate Consolidated Cash Flow of ECC for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the "Reference Period").

   For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of ECC and the Restricted Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of the Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and the Restricted Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness or preferred stock, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (12) of the definition of Permitted Debt), as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and (ii) any acquisition at any

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time on or subsequent to the first day of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (12) of the definition of Permitted Debt), as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Reference Period, giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition ECC reasonably anticipates in good faith, if ECC delivers to the Trustee an officer's certificate executed by the chief financial or accounting officer of ECC certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions. Furthermore, in calculating Consolidated Interest Expense for purposes of the calculation of Consolidated Cash Flow, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (b), notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

   "LMA" means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a radio or television broadcasting station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a radio or television station or (iii) manages a portion of the operations of a radio or television station.

   "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

   (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

   (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by ECC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and
(iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

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   "Non-Recourse Debt" means Indebtedness:

   (1) as to which neither ECC, the Guarantors, nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
(b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

   (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time, or both, any holder of any other Indebtedness (other than the Notes) of ECC, the Guarantors, or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

   "Permitted Asset Swap" means, with respect to any Person, the substantially concurrent exchange of assets of such Person (including Equity Interests of a Restricted Subsidiary) for assets of another Person, which assets are useful to the business of such aforementioned Person.

   "Permitted Business" means any business engaged in by ECC or its Restricted Subsidiaries as of the Closing Date or any business reasonably related, ancillary or complementary thereto.

   "Permitted Investments" means:

   (1)  any Investment in ECC or in a Restricted Subsidiary;

   (2)  any Investment in Cash Equivalents;

   (3) any Investment by ECC or any Restricted Subsidiary in a Person, if as a result of such Investment:

      (a)  such Person becomes a Restricted Subsidiary of ECC; or

      (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, ECC or a Restricted Subsidiary;

   (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the heading "Repurchase at the Option of Holders--Asset Sales";

   (5) any acquisition of assets (including Investments in Unrestricted Subsidiaries) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of ECC;

   (6) notes and accounts receivable incurred in the ordinary course of business and any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

   (7)  Hedging Obligations;

   (8) guarantees of loans to management incurred pursuant to clause (13) of the definition of Permitted Debt;

   (9) loans and advances to employees of ECC or any Restricted Subsidiary in the ordinary course of business not in excess of $2 million in aggregate principal amount at any time outstanding;

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   (10)  other Investments in any Person having an aggregate fair market value
(measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $25 million; or

   (11) Investments in connection with time brokerage and other similar agreements with independently owned broadcast properties, not to exceed an aggregate of $10 million.

   "Permitted Liens" means:

   (1) Liens of ECC and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

   (2)  Liens in favor of ECC or the Guarantors;

   (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with ECC or any Restricted Subsidiary of ECC; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with ECC or the Subsidiary;

   (4) Liens on property existing at the time of acquisition of the property by ECC or any Restricted Subsidiary of ECC, provided that such Liens were in existence prior to the contemplation of such acquisition;

   (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

   (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

   (7)  Liens existing on the date of the Indenture;

   (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

   (9) Liens incurred in the ordinary course of business of ECC or any Restricted Subsidiary with respect to obligations that do not exceed $5 million at any one time outstanding;

   (10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

   (11) Liens to secure Indebtedness that is pari passu in right of payment with the Notes, provided that the Notes are equally and ratably secured thereby;

   (12) Liens securing Permitted Refinancing Indebtedness where the liens securing indebtedness being refinanced were permitted under the Indenture;

   (13) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;

   (14)  any interest or title of a lessor under any Capital Lease Obligation;

   (15) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

   (16) Liens encumbering deposits made to secure statutory, regulatory, contractual or warranty obligations, including rights of offset and set-off;

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   (17)  Liens securing Hedging Obligations which Hedging Obligations relate to
Indebtedness that is otherwise permitted under the Indenture;

   (18)  leases or subleases granted to others;

   (19)  Liens under licensing agreements;

   (20) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

   (21)  judgment Liens not giving rise to an Event of Default;

   (22) Liens encumbering property of ECC or a Restricted Subsidiary consisting of carriers, warehousemen, mechanics, materialmen, repairmen, and landlords, and other Liens arising by operation of law and incurred in the ordinary course of business for sums which are not overdue or which are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of ECC or a Restricted Subsidiary in accordance with GAAP; and

   (23) Liens encumbering property of ECC or a Restricted Subsidiary incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases, and contracts (other than for Indebtedness) entered into in the ordinary course of business of ECC or a Restricted Subsidiary.

   "Permitted Refinancing Indebtedness" means any Indebtedness of ECC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of ECC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

   (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

   (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

   (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

   (4) such Indebtedness is incurred either by ECC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

   "Principals" means Walter Ulloa, Philip Wilkinson and Paul Zevnik.

   "Related Party" means:

   (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

   (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

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   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" means all current and future Subsidiaries of ECC, other than Unrestricted Subsidiaries.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

   "Special Committee" means a special committee of the Board of Directors of ECC, comprised of at least 6 members of the Board of Directors. A majority of the members of such special committee will constitute a quorum, and approval requires the majority vote of the entire committee.

   "Special Purpose License Subsidiary" means any Subsidiary of ECC organized for the purpose of holding any current or future FCC broadcast license. Each of the following conditions will apply to any Special Purpose License Subsidiary:
(i) all of the equity interest in the Special Purpose Subsidiary will be held by ECC, except that a Special Purpose License Subsidiary organized as a partnership may have a nominal partnership interest held by a Guarantor; (ii) no Special Purpose License Subsidiary will (A) engage in any business or activity other than holding licenses for stations, (B) own, lease or operate any property or incur or suffer to exist any indebtedness or other obligation or contingent liability, except any obligation to the FCC required as a condition to the granting or maintenance of the broadcast license held by such Special Purpose License Subsidiary, (C) sell or otherwise transfer any asset (including the FCC license held by it) other than to ECC for no consideration or in an Asset Sale permitted under the Indenture, (D) take any action that would permit a lien to be placed on any asset held by it (including the FCC license held by it), (E) dissolve or liquidate in whole or in part or
(F) commence or permit or consent to the commencement of any actions in bankruptcy or insolvency except in a consolidated proceeding with ECC.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any specified Person:

   (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

   (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

   "Unrestricted Subsidiary" means any Subsidiary of ECC that is designated by the Board of Directors, or a Special Committee thereof, as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

   (1)  has no Indebtedness other than Non-Recourse Debt;

   (2) is not party to any agreement, contract, arrangement or understanding with ECC or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to ECC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ECC;

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   (3)  is a Person with respect to which neither ECC nor any of the Restricted
Subsidiaries has any direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

   (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ECC or any of the Restricted Subsidiaries.

   Any designation of a Subsidiary of ECC as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution, or Special Committee resolution, giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the heading "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the heading "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," ECC will be in default of such covenant. The Board of Directors of ECC, or Special Committee thereof, may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the heading "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

   (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

   (2)  the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

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                       DESCRIPTION OF OTHER INDEBTEDNESS

Bank Credit Facility

   Our Credit Agreement provides for a bank credit facility under which we may borrow up to $400 million from our bank group. The bank credit facility is comprised of a $250 million revolver and $150 million uncommitted loan facility. As of the date of this prospectus, there was approximately
$35 million outstanding under our bank credit facility. Draw downs of revolving loans under the bank credit facility are subject to compliance with the terms of the Credit Agreement, including but not limited to compliance with the financial covenants contained in the Credit Agreement. Borrowings under the bank credit facility may be LIBOR loans, base rate loans or a combination thereof. The bank credit facility is secured by substantially all of our assets, as well as by the pledge of the stock of several of our subsidiaries, including our special purpose subsidiaries formed to hold our FCC licenses.

   Our ability to borrow revolving funds under the bank credit facility will terminate on December 31, 2007, at which time any outstanding principal together with all accrued and unpaid interest thereon would become due and payable. The revolving bank credit facility contains scheduled quarterly reductions in the amount of credit that is available, ranging from a reduction of $6.3 million to a reduction of $18.8 million, commencing September 30, 2002.

   We are required to prepay any revolving credit loans (the "Loans") with 100% of the net cash proceeds of certain asset sales (but only if the ratio of total debt to operating cash flow of us and our subsidiaries, as of the date of such asset sale, on a consolidated pro forma basis assuming the consummation of such asset sale, is 4.5 to 1 or greater, and subject to a $35 million exclusion and the right to reinvest such proceeds within specified time periods and under certain conditions). In the event that we have excess cash flow at the end of any of our fiscal years ending on or after December 31, 2003, we are required to prepay the Loans with 50% of our excess cash flow with respect to such fiscal year (but only if our ratio of total debt to operating cash flow, together with that of our subsidiaries on a consolidated basis, is 4.5 to 1 or greater). We are also required to prepay the Loans with 100% of the proceeds of certain equity and debt issuances (but only if the equity or debt issuance occurs when a default under the bank credit facility has occurred and is continuing), and with 100% of the insurance proceeds received from the destruction of or damage to certain of our assets (subject to a $1 million exclusion, and only if the insurance proceeds are not used to repair or replace the destroyed or damaged assets).

   Acquisitions having an aggregate maximum consideration during the term of our Credit Agreement of greater than $25 million but less than or equal to $100 million are conditioned on delivery to the agent bank of a covenant compliance certificate showing (i) pro forma calculations assuming such acquisition had been consummated and (ii) revised projections for those acquisitions. For acquisitions having an aggregate maximum consideration during the term of the Credit Agreement in excess of $100 million, majority lender consent of the bank group is required. In addition, subject to delivery of a covenant compliance certificate, we have received pre-approval for certain identified potential acquisitions, in the aggregate amount of $100 million. Of this amount, $47.5 million was used to acquire KXPK-FM, in Denver, Colorado. As of the date of this prospectus, we have not entered into definitive agreements for any such additional acquisitions and we can give no assurance that any such additional acquisitions will be consummated. We can draw on our revolving credit facility without prior approval for working capital needs and acquisitions less than $25 million.

   The interest rates on the borrowings under the bank credit facility are based on the ratio of total debt to operating cash flow for us and our subsidiaries on a consolidated basis. With respect to LIBOR loans, the revolving facility bears interest at LIBOR (1.84% at May 31, 2002) plus a margin ranging from 0.875% to 3.25% based on our leverage. With respect to base rate loans, the revolving facility bears interest at the Base Rate (as defined in the bank credit facility) plus a margin ranging from 0% to 2.25% based on our leverage. In addition, we pay a quarterly loan commitment fee ranging from 0.25% to 0.75% per annum, which is levied upon the unused portion of the amount available.

   Our Credit Agreement contains customary and appropriate affirmative and negative covenants including, but not limited to, financial covenants and other covenants including limitations on other indebtedness, liens, fundamental changes, dividends, sales of assets over a certain limit, investments, loans, advances,

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transactions with affiliates and other provisions customary and appropriate for financing of this type. The financial covenants include:

  . a maximum ratio of total debt to operating cash flows (with the maximum permissible ratio decreasing over time);

  . a minimum interest coverage ratio (with the minimum permissible ratio increasing over time); and

  .  a minimum fixed charge coverage ratio.

   We are required by our Credit Agreement to enter into interest rate agreements if our leverage exceeds certain limits as defined in the Credit Agreement. In addition, the Credit Agreement requires us to maintain our FCC licenses for our broadcast properties, and also contains certain other operating covenants.

   Our Credit Agreement contains the following customary events of default:

  .  failure to make payments when due;

  .  breaches of representations or warranties;

  .  defaults under any other agreements or instruments of indebtedness;

  .  noncompliance with covenants;

  .  voluntary or involuntary bankruptcy or liquidation proceedings;

  .  entrance of judgments in an aggregate amount exceeding a specified limit;

  .  impairment of security interests in collateral; and

  .  changes of control.

   We received from our lenders a consent to the issuance of the Outstanding Notes. In connection with such consent, we amended our bank credit facility to incorporate into the bank credit facility certain covenants contained in the Indenture in respect of the Notes to the extent requested by our lenders.

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                    DESCRIPTION OF SERIES A PREFERRED STOCK

  Series A mandatorily redeemable convertible preferred stock

   Dividends. The Series A preferred stock has dividends declared at the rate of 8.5% per annum compounded annually. Such dividends accrue and are only payable upon liquidation of Entravision or redemption of the Series A preferred stock, payable in cash. Accrued but unpaid dividends are waived and forgiven upon conversion of the Series A preferred stock into Class A common stock.

   Liquidation Preference. The Series A preferred stock is senior to the rights of each class of our common stock upon liquidation or distribution of our assets in dissolution.

   Voting Rights. The affirmative vote of a majority of the holders of the Series A preferred stock is required to:

  .  issue any equity security that is senior to the Series A preferred stock;

  . amend our restated certificate of incorporation or bylaws in a manner that adversely affects the rights of the holders of the Series A preferred stock; or

  . enter into or engage in any transaction with an affiliate of Entravision or its stockholders that is not at arms length.

   Redemption. The Series A preferred stock is subject to redemption at the original issue price plus accrued dividends at the option of the holder of the Series A preferred stock for a period of 90 days beginning six years after its issuance and must be redeemed in full ten years after its issuance, on April 19, 2010. The Series A preferred stock, with respect to which the holders thereof do not elect to convert into our common stock, is also fully redeemable at the original issue price plus accrued dividends upon a change in control of Entravision. We have the right to redeem the Series A preferred stock at our option at any time one year after its issuance, provided that the trading price of our Class A common stock equals or exceeds 130% of the initial public offering price of our Class A common stock for 15 consecutive trading days immediately before such redemption.

   Conversion. The Series A preferred stock is convertible into our Class A common stock on a share-for-share basis at the option of the holder at any time.

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                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in the Exchange Offer, where the Exchange Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration of the Exchange Offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus. We reserve the right in our sole discretion to purchase or make offers for, or to offer Exchange Notes for, any Outstanding Notes that remain outstanding after the expiration of the Exchange Offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise.

   We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers in the Exchange Offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it in the Exchange Offer for its own account and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on such a resale of the Exchange Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the expiration of the Exchange Offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the Letter of Transmittal. We have agreed to pay certain expenses incident to our performance of or compliance with the Registration Rights Agreement, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the Outstanding Notes against certain liabilities, including liabilities under the Securities Act.

   The Initial Purchasers have, directly and indirectly, from time to time provided certain investment banking and commercial banking and financial advisory services to us, our affiliates and other companies in our industry, for which they have received customary fees and commissions, and they expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions. In addition, affiliates of the Initial Purchasers were participating lenders under our bank credit facility, and as such, received a portion of the proceeds from the initial sale of the Outstanding Notes that were used to repay amounts outstanding under that bank credit facility. See "Description of Other Indebtedness."

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                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Outstanding Notes and Exchange Notes (references to the "Notes" in this section refer to both the Exchange Notes and Outstanding Notes, unless specifically otherwise indicated), but does not purport to be a complete analysis of all the potential tax considerations. This summary is limited to the tax consequences of those persons who are original beneficial owners of the Notes, who purchase Notes at their original issue price and who hold such Notes as capital assets within the meaning of Section 1221 of the Code ("Holders"). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar or persons in special situations, such as those who have elected to mark securities to market, or those who hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

   THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

   As used herein, the term "U.S. Holder" means a Holder that is: (i) a citizen or individual resident of the U.S.; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any state thereof or in the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

   A "Non-U.S. Holder" is a Holder that is not a U.S. Holder.

   An entity that is characterized as a partnership for U.S. federal tax purposes is not subject to U.S. income tax on income or gains derived from the Notes. However, a partner, member, shareholder or other equity owner of such an entity may be subject to U.S. federal income tax on such income or gains under rules for U.S. Holders or Non-U.S. Holders depending upon whether: (i) such equity owner is a U.S. person or a non-U.S. person for U.S. federal tax purposes; and (ii) such entity is or is not engaged in a U.S. trade or business to which income or gains from the Notes is effectively connected.

U.S. Federal Income Taxation of U.S. Holders

  Taxation of Interest Income

   Except as may otherwise be set forth in an applicable pricing supplement, it is anticipated that the Notes will not be issued with more than a deminimis amount of original issue discount, if any. In such case, interest on the Notes generally will be taxable to a U.S. Holder as ordinary income as it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

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   A Registration Default with respect to the Notes will cause additional amounts to accrue on the notes in the nature of interest in the manner described under the heading "Description of the 8 1/8% Senior Subordinated Notes due 2009--Registration Rights; Liquidated Damages." The company believes that the likelihood of the change in the amount of interest on the Notes, as of the date the Notes are issued, is remote. Accordingly, the company does not intend to treat the possibility of such a change as affecting the yield to maturity of any Note. Thus, such additional amounts will be includable in the income of a U.S. Holder at the time it accrues or is received, in accordance with such Holder's method of accounting for U.S. tax purposes. The company's determination that there is a remote likelihood of paying additional amounts on the Notes is binding on each U.S. Holder unless the holder explicitly discloses that its determination is different from the company's determination. The company's determination is not, however, binding on the IRS. Accordingly, it is possible that the IRS may take a different position which if sustained could affect the timing of the U.S. Holder's income with respect to such additional amounts. Similarly, the company intends to take the position that the occurrence of an event requiring it to repurchase the Notes at the election of a Holder (see "Description of the 8 1/8% Senior Subordinated Notes due 2009--Repurchase at the Option of Holders") is, as of the date the Notes are issued, remote, and likewise does not intend to treat the possibility of such occurrence as affecting the timing or amount of taxation of interest on any Note.

  Disposition of Notes

   Upon the sale, exchange, redemption or other disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between: (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above); and (ii) such Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder.

   Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Note is more than 12 months. The maximum federal long-term capital gain rate is 20% for noncorporate U.S. Holders and 35% for corporate U.S. Holders. The deductibility of capital losses by U.S. Holders is subject to limitations.

  Exchange Offer

   The exchange of Notes for registered notes in the Exchange Offer will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain upon receipt of a registered note in exchange for Notes in the Exchange Offer, the U.S. Holder's basis in the registered note received in the Exchange Offer will be the same as its basis in the corresponding Note immediately before the exchange and the U.S. Holder's holding period in the registered note will include its holding period in the original Note.

U.S. Federal Income Taxation of Non-U.S. Holders

  Payments of Interest

   Subject to the discussion of backup withholding below, payments of principal and interest on the Notes by us or any of our agents to a Non-U.S. Holder generally will not (under the so-called "Portfolio Interest Exemption") be subject to U.S. federal withholding tax, provided that:

   (1) the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

   (2) the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us (directly or indirectly) through stock ownership;

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   (3)  the Non-U.S. Holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

   (4) certain certification requirements are met. Very generally, these certification requirements will be met if the beneficial owner of the Note certifies on IRS Form W-8BEN or a substantially similar form that it is not a U.S. person and provides its name and address, and either (A) the beneficial owner files such form with the withholding agent, or (B) in the case of a Note held through an entity treated as a foreign partnership for U.S. federal tax purposes or held through an intermediary, the beneficial owner and such entity or intermediary (as the case may be) satisfy certain certification requirements set forth in the Treasury Regulations.

   If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption (as summarized above), payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides us or our agent, as the case may be, with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is U.S. trade or business income to the beneficial owner.

   The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to provide its U.S. taxpayer identification number. The applicable regulations generally also require, in the case of a Note held by a foreign partnership, that:

   (1) the certification described above be provided by the partners and

   (2) the partnership provide certain information, including a U.S. taxpayer identification number.

   Further, a look-through rule will apply in the case of tiered partnerships.

   We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

   If interest on the Note is effectively connected with a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will nonetheless be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Note will be included in such foreign corporation's earnings and profits.

  Disposition of Notes

   No withholding of U.S. federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or disposition of a Note.

   A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, or other disposition of a Note unless: (i) the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; (ii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; or (iii) such gain or income is effectively connected with a U.S. trade or business.

  Exchange of Notes

   The exchange of Notes for registered notes in the Exchange Offer will not constitute a taxable event for a Non-U.S. Holder.

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Information Reporting and Backup Withholding

  U.S. Holders

   For each calendar year in which the Notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

   In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to "backup" withhold a tax upon each payment of interest and principal (and premium or Liquidated Damages, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

  Non-U.S. Holders

   Under current Treasury Regulations, U.S. information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-U.S. Holder if the statement described above under the heading "U.S. Federal Income Taxation of Non-U.S. Holders--Payments of Interest" is duly provided by such Holder or the Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied.

   Generally, information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note effected outside the U.S. by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless the broker is: (i) a U.S. person; (ii) a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the U.S.; (iii) a controlled foreign corporation for U.S. federal income tax purposes; or (iv) a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business. Payment of the proceeds of any such sale effected outside the U.S. by a foreign office of any broker that is described in (i),
(ii), (iii), or (iv) of the preceding sentence may be subject to backup withholding tax, and will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described above under the heading "U.S. Federal Income Taxation of Non-U.S. Holders--Payments of Interest" or otherwise establishes an exemption.

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                                 LEGAL MATTERS

   The law firm of Foley & Lardner will pass upon certain legal matters relating to the validity of the securities offered by this prospectus. A partner of Foley & Lardner holds 14,450 shares of our Class A common stock and was granted an option to purchase 50,000 shares of our Class A common stock.

                                    EXPERTS

   Our consolidated financial statements, appearing in our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report included therein and incorporated in this prospectus by reference. The consolidated financial statements are incorporated in this prospectus in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Exchange Act and, in accordance with it, are required to file reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We electronically file reports, proxy and information statements, and other information with the Commission. The Commission maintains an Internet website that contains our electronically filed reports, proxy and information statements, and other information at http://www.sec.gov.

   The Commission allows us to "incorporate by reference" in this prospectus certain information which we file with the Commission. This means we can fulfill our obligations to provide you with certain important information by referring you to other documents which we have filed with the Commission. The information which is incorporated by reference is an important part of this prospectus.

   We are incorporating by reference in this prospectus the following documents which we have filed, or may later file, with the Commission under the Exchange Act. The information we file with the Commission later will automatically update and supersede the present information.

      (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (SEC File No. 001-15997), which includes audited financial statements as of and for the fiscal year ended December 31, 2001.

      (b) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 (SEC File No. 001-15997).

      (c)  All other reports which we filed with the Commission pursuant to
   Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

      (d) The description of our Class A common stock in our Registration Statement on Form 8-A (SEC File No. 001-15997) filed with the Commission on July 20, 2000 pursuant to Section 12 of the Exchange Act, which, in turn, incorporated such description by reference to page 78 of our Preliminary Prospectus dated April 20, 2000, filed with the Commission on April 21, 2000, as part of our Registration Statement on Form S-1 (SEC File No. 333-35336), and any amendments or reports filed to update the description.

   All documents which we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering shall be deemed to be incorporated by reference into this

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prospectus. We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information which is incorporated by reference in this prospectus but which is not delivered with this prospectus.

   This prospectus is part of a Registration Statement on Form S-4 that has been filed with the Commission. It does not include all of the information that is in the Registration Statement and the additional documents filed as exhibits with it. For more detailed information, you should read the exhibits themselves.

   We will provide without charge to each person to whom this prospectus is delivered, upon request, a copy of any or all of the documents described above that have been or may be incorporated by reference in this prospectus other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the documents. Any such requests should be directed to:

                                General Counsel
                    Entravision Communications Corporation
                    2425 Olympic Boulevard, Suite 6000 West
                        Santa Monica, California 90404
                                (310) 447-3870

   You should rely only on the information in this prospectus or any prospectus supplement or incorporated by reference in either of them. We have not authorized anyone else to provide you with different information. Offers of the Registered Securities are being made only in states where the offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

   We maintain a website at http://www.entravision.com.

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   No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the securities covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Entravision Communications Corporation or any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, securities in any jurisdiction to any person to whom, it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of the prospectus or that there has been no change in the affairs of Entravision Communications Corporation after the date of this prospectus.

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
                               TABLE OF CONTENTS
                                                             Page
                                                             ----
               Forward-Looking Statements...................   i
               Summary......................................   1
               Risk Factors.................................  15
               The Exchange Offer...........................  29
               Use of Proceeds..............................  38
               Ratio of Earnings to Fixed Charges...........  38
               Selected Historical Financial Data...........  39
               Management's Discussion and Analysis of
                 Financial Condition and Results of
                 Operations.................................  42
               Description of the 8 1/8% Senior Subordinated
                 Notes due 2009.............................  52
               Description of Other Indebtedness............  96
               Description of Series A Preferred Stock......  98
               Plan of Distribution.........................  99
               Certain U.S. Federal Income Tax
                 Considerations............................. 100
               Legal Matters................................ 104
               Experts...................................... 104
               Where You Can Find More Information.......... 104


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                                 $225,000,000

[LOGO] Entravision (small)


                                Exchange Offer
                                      for
                   8 1/8% Senior Subordinated Notes due 2009

                               -----------------

                                  PROSPECTUS

                               -----------------

                                 July 12, 2002

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